Exhibit 10.36

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND
REPLACED WITH “[***]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Copy
RESMETIROM COMMERCIAL SUPPLY AGREEMENT
EXHIBIT B INTERMEDIATE F, UNMICRONIZED PRODUCT AND PRODUCT SPECIFICATION                                         44
EXHIBIT C PRODUCT VOLUMES AND FORECAST                     46
EXHIBIT D PRODUCT PRICING AND ADJUSTMENTS                     47
EXHIBIT E INVOICING SCHEDULE                             50
EXHIBIT F QUALITY AGREEMENT                             50
EXHIBIT G SAFETY STOCK MATERIALS                         50
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Execution Copy
RESMETIROM COMMERCIAL SUPPLY AGREEMENT
This RESMETIROM Commercial Supply Agreement (this “Agreement”) effective as of December 23, 2024 (“Effective Date”) between Madrigal Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at Four Tower Bridge, 200 Barr Harbor Drive, Suite 200, West Conshohocken, Pennsylvania, 19428, U.S.A. (“Purchaser”), and Evonik Corporation, an Alabama corporation located at 2 Turner Place, Piscataway, NJ 08855 (“Supplier”). Purchaser and Supplier are each sometimes referred to individually as a “Party” and together as the “Parties”

RECITALS
WHEREAS, Supplier has the expertise, resources, facilities and personnel for the manufacture and supply of Resmetirom (“Product”) which is also known as MGL-3196, and Supplier desires to be engaged to manufacture and supply Product for Purchaser pursuant to the terms and conditions below; and
WHEREAS, Supplier and Purchaser entered into a October 30, 2020 Master Services Agreement, dated October 30, 2020, as supplemented by a series of Statements of Work, as amended (“MSA”);
WHEREAS, Purchaser desires to engage Supplier to manufacture and supply Product, as ordered by Purchaser, and ship product to [***], or a mutually agreed upon third party micronizer, for jet micronizing such that such Product can be used as a raw material in Purchaser’s subsequent manufacture of pharmaceutical product Resmetirom (“Final Product”) for human use.
NOW, THEREFORE, in consideration of the foregoing and the promises contained in this Agreement, Purchaser and Supplier, intending to be legally bound, hereby agree as follows:
Article 1DEFINITIONS.
1.1Definitions and Exhibits. Unless otherwise defined, initially capitalized terms used in this Agreement, including the recitals, Appendices, Schedules, and Exhibits hereto, shall have the meanings ascribed to them in Exhibit A [Definitions]. The Parties hereto agree that the provisions set forth in any appendix, schedule, or exhibit attached hereto are hereby incorporated by reference in this Agreement as if fully set forth herein. In the event there is a conflict or inconsistency between any appendix, schedule, or exhibit and this Agreement, the provisions of this Agreement shall control. The documents comprised by this Agreement are complementary, and what is required by any of them shall be as binding as if required by all. Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings.
1.2Interpretation. Each reference herein to a particular Person shall include a reference to such Person’s successors and permitted assigns. A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms. A reference to any law, rule, regulation or statute includes any amendment or modification thereto. The words “herein,” “hereof,” “hereunder,” “hereto,” and words of like import shall refer to this Agreement as a whole and not any particular article, section or subdivision of this Agreement. A reference to an article, section, appendix, schedule, or exhibit is a reference to the article, section, appendix, schedule, or exhibit of this Agreement unless otherwise indicated. In this Agreement, the singular includes the plural and the plural includes the singular, and the words “including,” “include” and “includes” shall be deemed to be followed by the words “without limitation.” Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.
1.3Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
1.4Order of Interpretation.
1.4.1Conflict with MSA. The Parties intend that the MSA shall remain in effect and not be replaced by this Agreement, as specified in Section 15.6. To the extent there are any inconsistencies or conflicts between this Agreement and the MSA, or any statement of work issued pursuant to the MSA, the terms and conditions of this Agreement shall control with respect to the transactions contemplated by this Agreement and the terms of the MSA shall control with respect to the transactions contemplated by the MSA and any Statement of Work issued pursuant to the MSA, including for the avoidance of doubt the Product that is subject to Statement of Work No. 6B and Statement of Work No. 8 issued pursuant to the MSA.

1.4.2Conflict with Quality Agreement. To the extent there are any inconsistencies or conflicts between this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall control for matters unrelated to Product quality, unless otherwise agreed to in writing by the Parties. For matters related to Product quality, the Quality Agreement shall control, unless otherwise agreed to in writing by the Parties.
1.4.3Pre-Printed Terms and Conditions. Any and all pre-printed terms and conditions on Purchaser’s purchase order or Supplier’s order confirmation that have not been agreed to in a signed writing by the Parties shall have no binding effect as it relates to this Agreement or the subject thereof.
Article 2TERM AND RENEWAL.
2.1Initial Term. Subject to earlier termination in accordance with this Agreement, the term of this Agreement shall be effective commencing on the Effective Date and shall continue until December 31, 2029 (the “Initial Term”).
2.2Term; Renewal Term; Notice of Nonrenewal. This Agreement shall automatically renew for subsequent periods of twenty four (24) months (each a “Renewal Term”), unless either Party gives no less than twenty-four (24) months’ prior written notice prior to the termination of the Initial Term or any subsequent Renewal Term (collectively as the “Term) of its wish to terminate the Agreement at the end of the then current Term.

Article 3SUPPLY OF PRODUCT.
3.1Product Specification. Supplier shall Produce Intermediate F, Unmicronized Product and Product in conformance with the applicable specifications for Intermediate F (the “Intermediate F Specification”), Unmicronized Product (the “Unmicronized Product Specification”) and Product (the “Product Specifications”) which are appended hereto at Exhibit B [Intermediate F, Unmicronized Product, and Product Specification]. Purchaser shall have the option to supply Intermediate F for the Product in accordance with Section 3.15 for Supplier to Produce Unmicronized Product and Product. For the avoidance of doubt, it is understood that the Intermediate F Specification includes the specifications for the Intermediate C that Supplier utilizes to Produce the Intermediate F as well as in the case that Purchaser provides the Intermediate F, and that the Unmicronized Product Specification includes the specifications for the Intermediate G and the KA Salt that Supplier utilizes to Produce the Unmicronized Product.
3.2Performance. Supplier shall either on its own or through an Affiliate supply the Intermediate F unless supplied by Purchaser in accordance with Section 3.15, and Product in accordance with the terms and conditions of this Agreement.
3.2.1Supplier Facility. The Intermediate F and the Unmicronized Product shall be Produced at the Supplier Facility. If the Purchaser supplies Intermediate F in accordance with Section 3.15 then Intermediate F shall not be Produced by Supplier.
3.2.2Compliance. Supplier shall perform its obligations hereunder in compliance with all Applicable Laws, and in a professional, workmanlike, diligent and timely manner.
3.2.3Subcontracting. Other than an Affiliate or [***], or a mutually agreed upon Third Party micronizer, who will perform micronizing of Unmicronized Product into Product once manufacture is complete, which Supplier is expressly permitted to engage, Supplier will neither employ nor engage any contractor or subcontractor to perform any of Supplier's material obligations under this Agreement without Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed. For purposes of clarification, Supplier shall not be required to obtain Purchaser's prior written consent to the extent Supplier retains the services of a Third Party to perform Supplier Facility maintenance services, equipment repair and calibration, or other ancillary services in support of its contractual obligations hereunder.
3.3Project Managers. Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative to act as its project manager for their collaboration under this Agreement (“Project Manager”). The Project Managers will serve as the primary contact points between the Parties and will be primarily responsible for facilitating the flow of information, interaction and collaboration between the Parties under this Agreement. Each Party may replace its Project Manager on written notice to the other Party.
3.4Batch Records. In the course of Producing the Product, Supplier, or designated Third Party micronizer, will generate Batch Records as appropriate. Upon request of Purchaser, Supplier shall make available a copy of all Batch Records to Purchaser as described in the Quality Agreement. Supplier will also provide Purchaser with any investigation or deviation reports related to Product for each Batch in accordance with the Quality Agreement. Investigations into process deviations must be approved by Purchaser in accordance with the Quality Agreement.

3.5Minimum Purchase Obligation. During each Calendar Year of the Agreement beginning in 2025 Purchaser agree that it will purchase from Supplier (on a take or pay basis) [***] of Purchaser’s and its Affiliates’ annual global demand of Product from Route 5 and [***] of Purchaser’s and its Affiliates’ annual global demand of Product from Route 6 to meet its commercial demands for the manufacture of Final Product (“Purchaser’s Minimum Take or Pay Obligation”). In the event that Purchaser fails to purchase Product in an amount that satisfies the Purchaser's Minimum Take or Pay Obligation in a Calendar Year, Purchaser agrees to pay to Supplier within sixty (60) days of the close of such Calendar Year, an amount equal to the (x) difference between the Purchaser’s Minimum Take or Pay Obligation for such Calendar Year and the volume of Product Purchaser has purchased in such Calendar Year multiplied by (y) the then applicable Price for Product under this Agreement (“Shortfall Payment”). Failure by Purchaser to timely remit the Shortfall Payment to Supplier shall be considered a material breach of this Agreement. Notwithstanding the foregoing, Purchaser shall not be obligated to make any Shortfall Payment to the extent that any failure by Purchaser to meet Purchaser's Minimum Take or Pay Obligation in respect of any Calendar Year is attributable to actions or inactions of Supplier, including the unavailability or delay of shipments of Product, or delivery of Product to Purchaser that has not been accepted by Purchaser pursuant to Section 3.10 [Acceptance or Rejection of Product].
3.5.1Certification of Purchase Amounts. Within thirty (30) days of the end of each Calendar Year during the Term, Purchaser shall deliver to Supplier a written report of the total kilograms of Product ordered by Purchaser from all sources for commercial sale, certified by Purchaser’s Chief Financial Officer. If Purchaser fails to comply with its minimum purchase obligations set forth in Section 3.5 [Minimum Purchase Obligation] in any Calendar Year, Purchaser shall promptly pay Supplier the full Batch Price for all Batches that Purchaser should have purchased from Supplier pursuant to the allocation provisions set forth in Section 3.5.
3.5.2Adjustment to Purchaser’s Minimum Take or Pay Obligation. Route 6 Product Price and quantity tier levels set forth in Exhibit D are contingent on completion of a scale-up campaign (i.e. SOW 8) and will be amended as agreed by the Parties. In the event the Route 6 Product Price is increased by more than [***] from the Route 6 Product Price set forth in Exhibit D, excluding any increase attributable to any inflation Price Adjustments as defined in the ‘Product Price Adjustment’ section of Exhibit D, Purchaser shall have the right to renegotiate the Purchaser’s Minimum Take or Pay Obligation to an allocation lower than [***] of Purchaser’s and its Affiliates’ annual global demand of Product from Route 6. Upon a request from Purchaser for an adjustment in the Purchaser’s Minimum Take or Pay Obligation for Product from Route 6 in accordance with this Section 3.5.2, the Parties shall negotiate in good faith with respect to the appropriate percentage reduction.

3.6Maximum Supply Obligation. During each Calendar Year of the Agreement beginning with 2025, Supplier agrees to Produce and supply Purchaser Product up to Supplier’s maximum supply obligation volume as set forth in Exhibit C [Product Volumes and Binding Forecast] (“Maximum Volume”) . In the event Purchaser desires volumes in excess of Supplier's annual maximum supply obligation as set forth in Exhibit C [Product Volumes] (“Excess Volume”), the Parties shall negotiate in good faith for such Excess Volume supply obligation to mutually agree upon whether Supplier shall be obligated to supply such Excess Volume upon the same terms and conditions; provided that Supplier in all events shall use Commercially Reasonable Efforts to supply any Product ordered by Purchaser in excess of the Maximum Volume, and in the event that Supplier will be unable to timely supply any Product ordered by Purchaser in excess of the Maximum Volume then Purchaser may purchase the applicable quantity of Product from a Third Party rather than from Supplier.
3.7Forecast, Purchase Orders and Delivery Dates.
3.7.1Binding Forecast Volumes; Semi-Binding Forecast Volumes. Purchaser shall provide Supplier in writing a four (4) year forecast of its purchases of Product from Route 5 by January 17th, 2025. Thereafter, Purchaser shall provide Supplier with an updated forecast every three (3) months during the Term of this Agreement. The first three (3) Calendar Quarters of each forecast shall be binding on both Parties, subject to the terms of Section 3.7.2, Section 3.7.3 and Section 3.8 (the “Binding Forecast”), the next three (3) Calendar Quarters of each forecast shall be binding on both Parties to within +/- twenty percent (20%), subject to the terms of Section 3.7.2, Section 3.7.3 and Section 3.8 (the “Semi-Binding Forecast”), and the remaining thirty (30) months in each forecast shall be non-binding estimates. Subject to Section 3.6 [Maximum Supply Obligation], the Product from Route 5 volumes set forth in Purchaser’s forecast shall not exceed Supplier's maximum annual supply obligation for Product from Route 5 as set forth in Exhibit C [Product Volumes].
3.7.1.1The Purchaser shall submit a Purchase Order for the quantities of Product from Route 5 set forth in the Binding Forecast in accordance with Section 3.7.3, which Product shall be purchased on a take or pay basis. The Purchaser may not submit any Purchase Order for Product in a quantity less than [***] of Product, unless the Parties agree that a ‘supplemental’ Purchase Order may be submitted in accordance with Section 3.7.3 and agree that the quantity of such ‘supplemental’ Purchase Order may be for a quantity of Product that is less than [***].
3.7.1.2The Purchaser may adjust the quantities of Product set forth in any Calendar Quarter of the Semi-Binding Forecast portion of each forecast by +/- twenty percent (20%) for so long as those quantities remain outside the period of the Binding Forecast, but once Purchaser makes any such adjustment: (a) the adjusted quantity shall serve as the reference point for any subsequent adjustment to the Semi-Binding Forecast for the applicable Calendar Quarter of the Semi-Binding Forecast; (b) the Purchaser shall be required to purchase at least an aggregate [***] of Product within the Calendar Year(s) covered by the Semi-Binding Forecast in which such adjustment is made; and (c) the Supplier’s obligation to supply Purchaser with Product for the applicable Calendar Year(s) covered by the Semi-Binding Forecast in which such adjustment is made shall be reduced by the adjustment to the Semi-Binding Forecast (if the adjustment is a reduction), but shall remain subject to increase (not to exceed the applicable Maximum Volume) in the event Purchaser subsequently increases the Semi-Binding Forecast in accordance with this Section 3.7.1.2.
3.7.1.3The Purchaser may also extend the Delivery Date for the quantity of Product from Route 5 set forth in any Calendar Quarter of the Semi-Binding Forecast portion of each forecast rather than reduce the quantity of Product set forth in such Calendar Quarter of the Semi-Binding Forecast portion of each forecast; provided that (a) the Delivery Date for such Product shall not be extended by more than two (2) Calendar Quarters; and (b) while the adjustments described in Section 3.7.1.2(a)-(b) shall not apply to such extension, the Purchaser shall pay Supplier for the Product that is subject to such extension a Price increase of [***] from the Price for Product that is not subject to such extension, and shall make such adjustment when issuing the Purchase Order for the applicable volume of Product, to partially recover overhead for Supplier in respect to Product that is subject to such extension. For example, if the Product Price is [***]/kg prior to the Delivery Date delay request, the Purchase Order shall have Price of [***]/kg for the quantity delayed. The Purchaser may not seek to extend the Delivery Date for units of Product pursuant to this Section 3.7.1.3 more than once, but Purchaser may extend the Delivery Date of other units of Product whose Delivery Date has not been previously deferred in accordance with this Section 3.7.1.3. For avoidance of doubt, the Product quantity will remain in the same Calendar Quarter of the Semi-Binding Forecast and only the Delivery Date shall be extended, Product quantities will not shift into the non-binding portion of the forecast.
3.7.1.4This Section 3.7.1 only applies to Product from Route 5. The Parties shall mutually agree upon the Binding Forecast, Semi-Binding forecast and non-binding forecast periods in respect of Product from Route 6 after the Production process for Product from Route 6 has been validated.
3.7.2Delivery Dates. Within thirty (30) days of the receipt of a Binding Forecast, Supplier shall deliver to Purchaser a delivery schedule indicating the estimated Delivery Dates of Product subject to such Binding Forecast, which shall be within twenty four (24) months of the date Purchaser submits such Binding Forecast in respect of Route 5 Product. For the avoidance of doubt, such estimated Delivery Dates shall be within twenty four months from the applicable Calendar Quarter(s) of where the Product quantity appears in the Binding Forecast and not related to Purchase Order timing. Supplier shall use Commercially Reasonable Efforts to reduce delivery timing. In case of Route 6 manufacturing, Supplier will also provide Purchaser as part of the delivery schedule the required delivery timing for Purchaser Supplied Intermediate F to commence Intermediate G manufacturing.
3.7.3Purchase Orders. Within thirty (30) days of the receipt of the delivery schedule from Supplier, Purchaser shall send Supplier a purchase order (each, a “Purchase Order”) for Product in Purchaser’s standard format to facilitate payment to Supplier. The Purchase Orders will contain the requested Delivery Date (month) for the Product, which shall not differ from the applicable estimated Delivery Date, as well as the estimated invoicing dates for such Product (based on the contents of the Supplier delivery schedule). The Purchaser shall send Supplier not more than one (1) Purchase Order every twelve (12) months, unless Purchaser and Supplier mutually agree on alternative Product Delivery timing with respect to submission of subsequent Purchase Orders on a basis that is more frequent than once every twelve (12) months. In ordering and delivering, the Parties shall use their standard ordering, invoicing, acknowledgment and/or shipping forms, but such forms shall be for the convenience of the Parties only, and nothing in those forms shall be construed as a modification or an amendment of the terms of this Agreement. In the event of any inconsistency between the terms of a Purchase Order or any invoicing, acknowledgment and/or shipping form and this Agreement, the terms of this Agreement shall control, regardless of any provision to the contrary in any such Purchase Order or invoicing, acknowledgment and/or shipping form, and even if such Purchase Order or invoicing, acknowledgment and/or shipping form is dated later than this Agreement.
3.7.4Acknowledgement of Purchase Orders. Supplier will acknowledge acceptance of all Purchase Orders within ten (10) Business Days following receipt. Supplier has the right to refuse a Purchase Order in the event and to the extent such Purchase Order is for a quantity of Product that exceeds the quantity set forth in the Binding Forecast most recently submitted for such month, or requests a Delivery Date earlier than the applicable estimated Delivery Date, or Purchaser submits more than one (1) Purchase Order in a twelve (12) month period, which additional/supplemental Purchase Order has not been mutually agreed by the Parties in accordance with Section 3.7.3.
3.8Shortage of Supply. If Supplier is unable, or anticipates that it will not be able, to supply Purchaser’s requirements for the Product as set forth in the then most recent Binding Forecast (a “Shortage of Supply”), Supplier shall promptly notify Purchaser in writing of the nature of the shortage and provide its best estimate of the duration of the delay. Supplier shall, at its own cost, use Commercially Reasonable Efforts to remedy any Shortage of Supply as soon as reasonably practicable and resume timely supplying Purchaser with ordered Product in accordance with the requirements to this Agreement. In the event of a Shortage of Supply that has not been fully remedied and continues in effect for a period exceeding six (6) months, Purchaser shall have the right at its sole option, in addition to any other rights or remedies that Purchaser may have under this Agreement or Governing Law, to elect to cancel (at no charge to Purchaser), in part, any outstanding Purchase Order under which Product that has not been Delivered because of such Shortage of Supply was ordered. Upon the occurrence of a Shortage of Supply, the Parties shall confer regarding the amount of Product that Supplier is able to supply Purchaser pursuant to a proposed Purchase Order prior to the date that Purchaser places any new Purchase Order, and Purchaser shall adjust the quantity of Product in the Purchase Order(s) it places during such Shortage of Supply accordingly, and with respect to any such Purchase Order modified pursuant to this Section 3.8 adjustment procedure, the Purchaser's Minimum Take or Pay Obligation under Section 3.5 of this Agreement shall be suspended until such time as Supplier notifies Purchaser that it is again able to supply Purchaser’s requirements for the Product as set forth in the then most recent Binding Forecast; and the units of Product purchased by Purchaser from any Third Party to cover the units of Product that Supplier is unable to supply during such Shortage of Supply shall be treated as if purchased from Supplier for purposes of calculating the Price for Product and Purchaser’s obligation with respect to the Shortfall Payment shall be reduced to account for the units of Product that Supplier is unable to supply during such Shortage of Supply if Purchaser does not purchase such units of Product from a Third Party. For the avoidance of doubt, in the event of a Shortage of Supply exceeding six (6) months, Purchaser shall have the right to have the amount of Product that Supplier is unable to supply Purchaser manufactured by a Third Party supplier rather than by Supplier, and may continue to use the Third Party supplier to supply the amount of Product that Supplier is unable to supply Purchaser until Supplier notifies Purchaser that it is again able to supply Purchaser’s requirements for the Product as set forth in the then most recent Binding Forecast and substantiates such claim to Purchaser’s reasonable satisfaction. .

3.9Manufacturing Process and Delivery Terms. Supplier shall Produce Product in three invoicing steps (Intermediate F, Unmicronized Product, and Product) or two invoicing steps if Intermediate F is supplied by the Purchaser which shall be invoiced pursuant to Section 4.2.1 and Exhibit E:
3.9.1Supplier shall Produce Intermediate F which shall be considered delivered when quality control releases the Intermediate F, Supplier provides Purchaser access to the Batch Records and test results; such access to be provided within ten (10) days following such release. Title to Int-F shall pass from Evonik to Madrigal upon release in accordance with the Quality Agreement, however risk of loss for INT-F shall remain with Evonik while in its custody. Domestic Terms of sale are FCA (Tippecanoe Warehouse).
3.9.2Supplier shall then Produce Unmicronized Product (utilizing Intermediate F). Unmicronized Product shall be deemed delivered when quality control releases the Unmicronized Product and makes it available for shipment to [***], or a mutually agreed upon Third Party micronizer, at which time risk of loss and title of Unmicronized Product shall transfer to the Purchaser. The delivery terms for all Unmicronized Product shall be FCA Supplier’s Facility as that term is defined in Incoterms 2020, ICC Publishing S.A.).
3.9.3Supplier shall then engage [***], or a mutually agreed upon Third Party micronizer, to jet micronize Unmicronized Product. Once Unmicronized Product is delivered to [***] or a mutually agreed upon Third Party micronizer, [***] or such Third Party micronizer shall perform the jet micronization to create Product and send Supplier samples for final testing and release. Product will be deemed Delivered to Purchaser when Supplier quality control releases the Product and delivers to Purchaser the Certificate of Analysis for the Product in accordance with Section 3.10.3. The delivery terms for all micronized Product shall be EXW Supplier’s Facility as that term is defined in Incoterms 2020, ICC Publishing S.A.).
3.10 Delivery of Intermediate F, unmicronized Product and Product.
3.10.1Intermediate F. Upon completion of Production of Intermediate F, Supplier shall provide Purchaser with (i) a Certificate of Compliance and Batch Record for each batch confirming that such batch has been Produced in compliance with cGMP, and (iii) a Certificate of Testing confirming that each batch meets the intermediate F Specification (collectively, the “Intermediate F Quality Documents”). Purchaser shall have twenty (20) days from its receipt of the Intermediate F Quality Documents to review and raise concerns of non-compliance to cGMP or the Intermediate F Specifications.

3.10.2Unmicronized Product. Upon Delivery of Unmicronized Product to [***] or a mutually agreed upon Third Party micronizer, Supplier shall provide Purchaser with (i) a Certificate of Compliance and Batch Record for each Batch confirming that such Batch has been Produced in compliance with cGMP, and (ii) a Certificate of Testing confirming that such Batch meets the Unmicronized Product Specification (collectively, the “Unmicronized Product Quality Documents”). Purchaser shall have ten (10) days from its receipt of the Unmicronized Product Quality Documents to review and raise concerns of non-compliance to cGMP or the Unmicronized Product Specifications.

3.10.3Product. Not later than thirty (30) calendar days after [***] or a mutually agreed upon Third Party micronizer designated by Purchaser delivers Product and required documentation to Supplier or its designee as directed by Purchaser, Supplier shall provide Purchaser with a Certificate of Analysis.

3.11Acceptance or Rejection of Product.
3.11.1Purchaser shall have fourteen (14) calendar days after receipt of the Product and the Certificate of Analysis for such Product and such additional documentation as is detailed in the Quality Agreement to inspect the Product to determine conformity with the Product Warranty set forth in Section 8.2 (the "Inspection Period"). Purchaser shall provide Supplier with notice of acceptance or rejection within the Inspection Period, and failure to notify Supplier of rejection during the Inspection Period shall be deemed acceptance of such Product (each event referred to herein as “Acceptance”). Upon Acceptance, Purchaser expressly waives any right to revoke Acceptance of such Batch of Product.
3.11.2In the event Purchaser rejects Product during the Inspection Period, notice of rejection shall provide the quantities affected, the basis for the claim and other information reasonably necessary for Supplier to assess the claim. The Parties will engage in good faith efforts to review and resolve Purchaser's rejection. Purchaser shall only be entitled to reject Product for failure to meet the Product Warranty. Supplier will notify Purchaser within fourteen (14) calendar days of receipt of Purchaser's rejection notice whether Supplier agrees with or disputes the basis of Purchaser's rejection of Product.
3.11.3If Supplier accepts Purchaser's basis for rejection of Product in accordance with the terms of this Agreement, Supplier shall, at Supplier's sole expense reprocess such rejected Product Batches as mutually agreed between Supplier and Purchaser, or if reprocessing is not feasible, Supplier shall, upon mutual agreement and as Purchaser’s sole and exclusive remedy, either promptly (i) replace such nonconforming Product Batch in a timely manner at no additional cost, or (ii) if Supplier is not able to timely replace such nonconforming Product Batch within eighteen (18) months for Route 5 Product Batch and within (15) months for Route 6 Product Batch from date the Parties determine that reprocessing isn’t feasible credit Purchaser’s account for or refund the price invoiced for such nonconforming Product Batch (including reimbursement for any micronization services paid for pursuant to Section 4.2.1 and Exhibit E). Subject to 10.2 [Supplier’s Limitation of Liability], the foregoing remedies shall be Purchaser’s sole and exclusive remedy for any nonconforming Product.
3.11.4If the Parties disagree whether the Product conforms with the Product Warranty, Purchaser will submit a sample of such Product and applicable documentation to an independent, Third Party laboratory (or other Third Party subject matter expert) mutually agreed upon by the Parties (where such consent shall not be unreasonably withheld or delayed) in the United States of America or Europe. Such Third Party laboratory (or Third Party subject matter expert) will determine whether such Product Batch conforms to the Product Warranty, and such determination shall be final, binding and determinative as to whether rejection of such Product batch was justified. Such testing shall be for the determination of financial liability only and shall not determine Purchaser’s use of Product.
3.11.5If the Third Party laboratory (or Third Party subject matter expert) concludes that a rejected Product met the Product Warranty, the Batch shall be deemed accepted by

Purchaser immediately and Purchaser shall: [a] pay the Price with respect to the previously rejected Product and any replacement Product Produced at its request to replace such previously rejected Product in accordance with this Agreement, and [b] bear all costs for laboratory testing, shipping and handling of lab sample, and laboratory sample disposal costs.
3.11.6If the Third Party laboratory (or Third Party subject matter expert) concludes that a rejected Product failed to meet the Product Warranty, then Supplier shall, at Supplier’s sole expense, [a] either reprocess such rejected Product Batch(es) as mutually agreed between Supplier and Purchaser, or if reprocessing is not feasible, Supplier shall, as Purchaser’s sole and exclusive remedy, either promptly (i) replace such nonconforming Product Batch within eighteen (18) months from the date of such determination at no additional cost, or (ii) credit Purchaser’s account for or refund the price invoiced for such nonconforming Product Batch (including reimbursement for any micronization services paid for pursuant to Section 4.2.1 and Exhibit E), and [b] reimburse Purchaser shipping and handling of the lab sample, and [c] bear all costs for laboratory sample disposal costs. Subject to 10.2 [Supplier’s Limitation of Liability], the foregoing remedies shall be Purchaser’s sole and exclusive remedy for any nonconforming Product. In the event Supplier and Purchaser mutually agree to reprocess the micronized Product, then Purchaser shall not destroy any Product received which Purchaser rejected until Purchaser receives written notification from Supplier that Supplier does not dispute that the Product fails to conform with Product Warranty and that Supplier does not request return of the Product. Upon authorization from Supplier to do so, Purchaser shall destroy the Product received in the rejected delivery promptly at Supplier’s expense and provide Supplier with certification of destruction. Purchaser shall, upon receipt of Supplier’s request for return, promptly return said Product to Supplier, at Supplier’s cost. Supplier at its cost shall, after having an opportunity to analyze the Batch to determine any cause for its failure to conform to the Product Warranty, destroy such returned Product and shall certify to Purchaser such destruction.
Subject to Section 10.2 [Supplier’s Limitation of Liability], nothing in this Section 3.11 shall limit the rights of Purchaser to seek damages or otherwise exercise its rights to remedies after acceptance of Product that fails to conform to the Product Warranty set forth in Section 8.2 if the nonconformity is a Latent Defect, provided that Purchaser provides Supplier with notice of such Latent Defect promptly after discovery thereof and prior to the date that is three (3) years after delivery of the Product by Supplier in accordance with Section 3.10.3.
3.12Product Packaging. Supplier shall be responsible for directing [***], or a mutually agreed upon Third Party micronizer, to package the Product in accordance with the Quality Agreement effective July 31, 2023 between Supplier and [***] or the quality agreement that is entered into between Supplier and a Third Party micronizer and approved Master Batch Records.
3.13Raw Materials and Equipment. Supplier shall be responsible for procuring all Raw Materials, Equipment, and resources needed for Producing the Product, with the exception of the Purchaser Supplied Intermediate F referred to in Section 3.15 (if applicable).
3.14Safety Stock. Supplier shall within nine (9) months of its receipt from Purchaser of Purchaser’s forecast for Calendar Year 2025 have a safety stock of each of the Raw Materials listed in Exhibit G (“Safety Stock Materials”) in a quantity that is sufficient to Manufacture the quantity of

Product equal to the first two (2) Calendar Quarters of Purchaser’s then most recent forecast, and thereafter throughout the Term Supplier shall maintain a safety stock of such Safety Stock Materials in a quantity that is equal to the quantity of Safety Stock Materials required to Produce the quantity of Product equal to the first two (2) Calendar Quarters of Purchaser’s then most recent forecast (the “Safety Stock”). Supplier will use Safety Stock to supply Product ordered by Purchaser, and will maintain the appropriate level of Safety Stock by promptly replenishing that quantity of Safety Stock Materials used in such supply in accordance with this Section 3.14. If Purchaser has failed, for a period of two (2) consecutive Calendar Quarters to purchase a quantity of Product equal to or greater than the two (2) previous Calendar Quarters, then Supplier may reduce the Safety Stock to a level reflecting the reduction in actual purchases by Purchaser for such two (2) Calendar Quarter period. Unless mutually agreed to otherwise, Supplier will manage Safety Stock on a “First In, First Out” basis to fulfil Purchaser purchase orders for Product on a routine basis. Purchaser shall have the right to adjust Safety Stock levels from time to time. Notwithstanding the foregoing, if Safety Stock Materials become obsolete due to Purchaser’s failure to order Product, Purchaser shall reimburse Supplier for the cost of such obsolete Safety Stock Materials, including but not limited to any related shipping or destruction costs. Supplier shall replenish its Safety Stock of Safety Stock Materials within ninety (90) days of use pursuant to this Section 3.14 (the “Replenishment Period”). Supplier shall within ten (10) days of the end of the Replenishment Period notify Purchaser in writing of its inability to replenish the Safety Stock.
3.15Purchaser Supplied Intermediate F.
3.15.1Purchaser shall have the option to supply (or have supplied) to Supplier, at Purchaser’s cost, those quantities of Intermediate F that Purchaser determines are reasonably necessary for Supplier to Manufacture the quantities of Product that are ordered, which is [***] of the free form of Intermediate F for each [***] of Product, assuming 99% recovery during micronization (the “Purchaser Supplied Intermediate F”). Such Purchaser Supplied Intermediate F shall be delivered by or on behalf of Purchaser to the Facility accompanied by a certificate of analysis, for such Purchaser Supplied Intermediate F that provides full analytical results of such Purchaser Supplied Intermediate F and certifies (a) the conformity of such Purchaser Supplied Intermediate F to the specifications and (b) that manufacturing and release records of such Purchaser Supplied Intermediate F were reviewed by the supplier of such Purchaser Supplied Intermediate F and release of such Purchaser Supplied Intermediate F is in accordance with all applicable cGMP requirements. Purchaser shall ensure Purchaser Supplied Intermediate F arrives at Supplier facility no less than [***] days prior to the need date of Supplier to start manufacturing Intermediate G using Purchaser Supplied Intermediate F. Notwithstanding the delivery of the Purchaser Supplied Intermediate F to Supplier, as between the Parties, such Purchaser Supplied Intermediate F shall at all times remain the property of Purchaser. Purchaser shall notify Supplier whether it intends to use Purchaser Supplied Intermediate F for Product at the time Purchaser submits a binding Forecast for Product for which it intends to use such Purchaser Supplied Intermediate F.
3.15.2Upon receipt of the Purchaser Supplied Intermediate F, Supplier shall perform testing as agreed in the Quality Agreement to confirm that such Purchaser Supplied Intermediate F meets specifications, and Supplier shall, within 30 days, notify Purchaser in writing of any obvious defects in the Purchaser Supplied Intermediate F.

3.15.3All Purchaser Supplied Intermediate F supplied to Supplier shall be handled, stored and maintained by Supplier in accordance with Applicable Law (including cGMPs) and in a secured storage area and clearly marked and identified by Supplier as the property of Purchaser. Supplier shall not allow any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance to be placed on the Purchaser Supplied Intermediate F. Unless otherwise consented to by Purchaser in writing, Supplier shall not obtain any Purchaser Supplied Intermediate F from any other source.
3.15.4Unless otherwise consented to by Purchaser in writing, Supplier shall use the Purchaser Supplied Intermediate F solely and exclusively to Manufacture Product for Purchaser in accordance with this Agreement and for no other purpose. Supplier shall withdraw the Purchaser Supplied Intermediate F from storage for the performance of the Manufacturing activities under this Agreement and generally respecting the procedure of first expiry/first out. At the request and direction of Purchaser from time to time, Supplier shall return to Purchaser all or any portion (as requested by Purchaser) of unused inventory of Purchaser Supplied Intermediate F at Purchaser’s cost for the shipping of such Purchaser Supplied Intermediate F to Purchaser or its designee. Such return shall be made EXW the Supplier Facility.
3.15.5Supplier shall without undue delay notify Purchaser in writing whenever the inventories of Purchaser Supplied Intermediate F supplied by or on behalf of Purchaser become insufficient to Manufacture Product to meet the Delivery Dates specified in the applicable Purchase Orders placed by Purchaser under this Agreement. In addition, Supplier shall provide Purchaser with detailed usage reports of the Purchaser Supplied Material for each production lot which shall be provided in writing immediately after the applicable Batch is produced.
3.15.6Purchaser shall without undue delay notify Supplier in writing whenever it is unable to supply sufficient quantities of Purchaser Supplied Intermediate F. If there is a shortage of Purchaser Supplied Intermediate F, Purchaser shall supply or cause available Purchaser Supplied Intermediate F to be supplied to Supplier with priority for Product to be sold in jurisdictions other than the U.S., having reference to Purchaser’s purchase obligations in respect of Product under Section 3.5. In the event that Purchaser is unable to supply sufficient quantities of Purchaser Supplied Intermediate F, then Purchaser shall not be deemed to be in breach of this Agreement, and the sole and exclusive remedy of Supplier shall be that Supplier be relieved of its obligations to Manufacture and timely deliver those quantities of the Product ordered by Purchaser under this Agreement that Supplier is unable to Manufacture as a direct result of the failure of Purchaser to supply such quantities of Purchaser Supplied Intermediate F, until such time as sufficient quantities of Purchaser Supplied Intermediate F are supplied by or on behalf of Purchaser (provided, that, for clarity, Supplier shall still be obligated to Manufacture and supply any and all quantities of the Product ordered by Purchaser hereunder which can be Manufactured based on the quantities of Purchaser Supplied Intermediate F which have been provided, provided that the quantity is at or above the Minimum Order quantity as defined by Exhibit C). Purchaser agrees that it shall pay a percentage of the Price for such quantities that were not produced as a direct result of Purchaser’s failure to timely supply necessary Purchaser Supplied Intermediate F, as liquidated damages in respect of Supplier’s loss of reserved manufacturing capacity that could have been utilized for other purposes, provided Supplier utilizes Commercially Reasonable Efforts to utilize the manufacturing capacity that is not utilized by Purchaser for other purposes. For the avoidance of doubt, the following timelines refer to the difference in delivery of Purchaser Supplied Intermediate F and the scheduled start date of Intermediate G at Supplier’s Facility. The applicable percentage shall, be (i) [***]% of the Price if the notification of Purchaser’s inability to supply the applicable quantity of Purchaser Supplied Intermediate F is provided to Supplier more than 365 days prior to the scheduled date of Manufacture of such Product; (ii) [***]% of the Price if the notification of Purchaser’s inability to supply the applicable quantity of Purchaser Supplied Intermediate F is provided to Supplier more than 180 days but less than 365 days prior to the scheduled date of Manufacture of such Product; (iii) [***]% of the Price if the notification of Purchaser’s inability to supply the applicable quantity of Purchaser Supplied Intermediate F is provided to Supplier more than 90 days but less than 180 days prior to the scheduled date of Manufacture of such Product; and (iv) [***]% of the Price if the notification of Purchaser’s inability to supply the applicable quantity of Purchaser Supplied Intermediate F is provided to Supplier less than 90 days prior to the scheduled date of Manufacture of such Product. For the avoidance of doubt, in the event of a shortage of Purchaser Supplied Intermediate F, Supplier shall utilize the then available Safety Stock of Intermediate F (if any) before seeking a remedy under this Section 3.15.6.
3.15.7Purchaser shall provide to Supplier material safety data sheets relating to the Purchaser Supplied Intermediate F, and other similar information known to Purchaser relating to handling, safety and environmental precautions with respect to the Purchaser Supplied Intermediate F, in each case, to the extent in Purchaser’s possession. It is the sole responsibility of the Supplier to communicate such information to its employees, agents, and representatives engaged in Manufacturing of Product.
3.16Storage. Supplier shall, in accordance with the Applicable Law (including cGMPs), and Product Specifications (including the Intermediate F Specification and the Unmicronized Product Specification), maintain adequate storage accommodations for all of the Raw Materials, Intermediate F, Unmicronized Product, Product, and any other materials or products reasonably requested by Purchaser. Supplier shall notify Purchaser immediately whenever the inventories of Raw Materials become insufficient to Produce the Product to meet the Delivery Date(s).

3.17Waste. Supplier shall be solely responsible for maintaining safety procedures in connection with the Production of Product and for the generation, treatment, storage and/or disposal of Waste relating thereto, all of which shall comply with Applicable Law, including all applicable environmental and occupational safety and health requirements in the jurisdiction of the Facility.

3.18Exclusivity. During the Term, and subject to Purchaser’s annual compliance with its purchase obligations set forth in Section 3.5, and for a period of [***] following termination or expiration of this Agreement, Supplier shall Manufacture and supply Intermediate F, Unmicronized Product, and the Product exclusively for Purchaser and [***].

3.19Quarterly Business Review Meetings. The Parties shall conduct a Quarterly Business Review meeting on a Calendar Quarter basis during the Term to exchange information to enable the Parties to review and discuss topics of interest, including but not limited to the following issues: (i) general business update; (ii) Quality performance and any open corrective actions; (iii)

Delivery performance and any open corrective actions; (iv) Forecast and capacity review, including the acquisition of Materials; and (v) other existing and planned projects.

Article 4PRODUCT PRICE.
4.1Product Price. The price of Product ordered by Purchaser under this Agreement shall be as set forth in Exhibit D [Product Pricing] based upon the aggregate quantity of Product subject to Purchase Orders submitted by Purchaser in each Calendar Year (the “Price”).
4.2Invoicing and Payment.
4.2.1Invoicing Event. Supplier shall submit an invoice to Purchaser in accordance with the invoicing schedule for Product as set forth in Exhibit E [Invoicing Schedule] at the address and to the attention of the person identified by Purchaser on the firm Purchase Order for all Product hereunder. Evonik will invoice [***].
4.2.2Payment Terms. Payment is due from Purchaser in full within [***] days of the date of invoice and starting in calendar year 2025 must be made by electronic funds transfer (ACH (Automated Clearinghouse) payment. Purchaser shall use its best efforts to pay all Supplier invoices submitted to Purchaser between November 17th and December 1st within the Calendar Year, and will pay all such invoices submitted during this time period up to an aggregate [***] within such Calendar Year.
4.2.3Late Interest. If Supplier does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Supplier until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Governing Law, whichever is lower.
4.2.4Remedies for Nonpayment. If at any time, Purchaser fails to pay an invoice that is not being disputed in accordance with Section 4.3 when due or if Purchaser exceeds its then existing credit limit as decided by Supplier, Supplier may refuse shipment until all invoices not being disputed in accordance with Section 4.3 are paid and/or change future payments terms, including requiring full payment of all of Purchaser’s outstanding invoices and/or requiring pre-payment for all future deliveries of Product.
4.3Disputed Payments. In the event Purchaser desires to dispute in good faith any invoice, or item(s) under any invoice, Purchaser will provide Supplier with written notice setting forth the details of the disputed invoice or item(s) and the amount in question within [***] days of receipt of such invoice. Purchaser will timely pay to Supplier any other undisputed amounts on any such invoice. The Parties will work together, in good faith, to resolve such dispute within thirty (30) days after such notice of dispute is sent. Purchaser’s failure to pay an invoice or item of an invoice that it disputes in good faith shall not constitute a material breach under this Agreement. If, notwithstanding such efforts, the Parties are unable to resolve a dispute within such thirty (30) calendar day period, the Parties shall resolve such dispute pursuant to the provisions of Article 14. In the event the Parties have not resolved such a dispute within the thirty (30) day period set forth above and escalate such dispute for resolution pursuant to the provisions of Article 14, Supplier shall have the option to suspend work under this Agreement until the dispute is resolved. If any such dispute is resolved in Supplier’s favor, Purchaser shall be responsible for the payment of interest on the amount(s) that were in dispute in accordance with Section 4.2.3.
4.4Tax. The Product Price specified in this Agreement excludes any sales, use, excise, or similar taxes, and of any export and import duties, which may be levied as a result of the manufacture and shipment of the Product. Purchaser shall reimburse Supplier or Supplier’s Affiliate for all applicable taxes, customs, duties, levies, tariffs or similar charges of any kind (including withholding or value added taxes) imposed by any federal, state, provincial, local, or other governmental entity for Product provided under this Agreement within [***] days of Supplier’s invoice for such amounts, excluding taxes based upon Supplier’s income. Supplier shall cooperate with Purchaser to minimize any VAT, import or export duties or other taxes that would be imposed for Product provided hereunder. Each Party shall fully cooperate with the other Party, and provide assistance to an extent reasonably practicable and available documentation to secure a lower rate of withholding tax under any applicable tax treaties, to claim a refund and/or credit for any such withholding tax, or if otherwise required in response to any tax audit by regulatory authorities.
4.5Continuous Improvement Program. Supplier shall use Commercially Reasonable Efforts to identify and implement (and accept input from Madrigal regarding) continuous cost, quality and Madrigal service improvement programs by (i) seeking productivity improvements, (ii) minimizing waste and improving Product yields, (iii) purchasing quality Materials at lower cost, (iv) improving Manufacturing processes within the validated parameters for Product, (v) streamlining organizational processes, and (vi) reducing cycle times and lead times, with such cost improvement objectives obtained, determined or measured, among other things, by reference to industry or competitive developments (collectively, the “Continuous Improvement Program”). Progress against objectives shall be measured quarterly. The Parties shall as part of the Quarterly Business Review Meetings pursuant to Section 3.20 discuss and use Commercially Reasonable Efforts to agree on (a) objectives for the Continuous Improvement Program, which will include specific objectives for each calendar year; and (b) the means of measuring and implementing the results of the Continuous Improvement Program. Supplier shall use Commercially Reasonable Efforts to achieve the agreed objectives and targets identified for the relevant period. The up-front costs for any such agreed upon development improvements shall be apportioned between the Parties by mutual agreement. The net benefits of cost reductions and improved efficiencies shall be shared equally by the Parties, after first settling any disproportionate up-front cost allocation, and allocated to Madrigal via reductions to the Supply Price under this Agreement. In such case, the Parties shall use Commercially Reasonable Efforts to discuss and agree on the amount of such reductions to the Supply Price.
4.6Annual True Up. Within [***] days prior the end of each Calendar Year, the Parties shall calculate the actual amount of Product ordered for delivery in such Calendar Year under this Agreement. If the actual amount of Product ordered for delivery in such Calendar Year is different than the amount of Product forecasted for such Calendar Year, and as a result of such difference, a different price per metric ton should have been used to calculate the Price based on the sum total of such actual metric tons of Product ordered under this Agreement in such Calendar Year, the Parties shall recalculate the Price, and Purchaser or Supplier, as applicable, shall issue an invoice or credit memo in the amount necessary to reconcile the difference between the Price paid by Purchaser based on the forecasted metric tons of Product to be ordered and the actual metric tons of Product ordered by Purchaser during such Calendar Year.

Article 5QUALITY & REGULATORY OBLIGATIONS.
5.1Quality Control. Supplier shall ensure that all Product Produced for supply to Purchaser pursuant to this Agreement maintains and follows the quality control and testing program set forth in the Quality Agreement. As set forth in the Quality Agreement, each amount of ordered Product Delivered to Purchaser hereunder shall be accompanied by (i) a written Certificate of Analysis (as defined in the Quality Agreement), and (ii) a written Certificate of Compliance (as defined in the Quality Agreement).
5.2Changes and Change Control.
5.2.1Changes. All changes requiring Purchaser prior written consent shall be handled in accordance with the obligations set forth in the Quality Agreement.
5.2.2Certain Changes Part 1. Notwithstanding anything herein to the contrary or in the Quality Agreement, except as otherwise agreed to by Purchaser in writing or as may be required to comply with the Applicable Law (including cGMPs), Supplier shall not amend, change, or supplement any of the following without Purchaser’s prior written consent: (1) the Product Specifications, including the Intermediate F Specification and the Unmicronized Product Specification; (2) the Raw Materials; (3) the specifications for Raw Materials that have regulatory impact (e.g., specification as listed in the Regulatory Filing(s)) or the potential for quality impact on the Product or the Final Product; (4) the source of Raw Materials that have regulatory impact (e.g., supplier is listed in the Regulatory Filing(s)) or the potential for quality impact on the Product or the Final Product; (5) the equipment and machinery, other than in-kind replacements, used in the Production of Product that have a direct impact on the quality of the Product; (6) the test methods used in connection with the Production of Product that have regulatory impact (e.g., method is listed in the Regulatory Filing(s)) or the potential for quality impact on the Product; or (7) the process for Producing Product or Intermediate F or Unmicronized Product or Raw Materials. Any change described in this Section 5.2.2 shall, in each instance, comply with the Applicable Law (including cGMPs) and shall be made in accordance with the Quality Agreement.
5.2.3Required Changes. In the event that Supplier is required to implement any change described in Section 5.2.2 in order to comply with Applicable Law (including cGMPs) or such change is otherwise agreed to by Purchaser in writing, Supplier shall: (x) pursuant to the Quality Agreement, notify Purchaser of such change and use Commercially Reasonable Efforts to implement such change as soon as reasonably practicable; (y) be responsible, at Supplier’s expense, for ensuring that all Product Produced following such change meets the applicable Product Specifications (including the Intermediate F Specification and the Unmicronized Product Specification) and the Product quality and yields achieved during the period before such change is implemented; and (z) provide Purchaser with all information with respect to the Production of the Product in connection with such change needed to amend any Regulatory Filings (including NDAs) maintained with respect to the Product or Final Product. To the extent permitted by Applicable Law, Supplier shall continue to supply Purchaser with Product approved under any Purchaser’s existing Regulatory Filings (including NDAs), as applicable, for the subject Product until such time as the Product Produced following such change is permitted under the amended Regulatory Filings therefor. In the event that Supplier intends to change any of the foregoing, Purchaser shall work in a timely fashion to provide any required response to Supplier.
5.2.4Costs. Prior to implementing any change pursuant to Section 5.2.1, 5.2.2 or 5.2.3, the Parties shall agree on the reasonable costs thereof; provided that Supplier shall use Commercially Reasonable Efforts to mitigate the costs thereof. Notwithstanding the foregoing, (i) if the change is required by Applicable Law and such required change benefits the Production of the Product, as well as the manufacture of other products by Supplier at the Facility, then Purchaser shall be responsible for reimbursing Supplier for a proportionate share of the costs (based on the relative benefits to the Product and the benefits to other Supplier products taking into account the remaining duration of the Term), and in the event that the Parties disagree as to such costs or such proportionate share, the matter shall be resolved in accordance with Section 14.1 (and in making its determination the Parties shall take into account the remaining duration of the Term), (ii) if the change is required for the Product and is not required for other products manufactured at the Facility, then Purchaser shall be responsible for reimbursing Supplier for all costs of such change, and (iii) in all other cases, Supplier shall bear all costs of such change.
5.2.5Discretionary Changes. In the event that either Party desires to propose discretionary changes (i.e., changes which are not required by cGMPs or other Applicable Law) during the Term to the Product Specifications or to the process for the Production of Product or Intermediate F or Unmicronized Product (in each case, which discretionary changes would otherwise require consent as set forth in Section 5.2.1) including, but not limited to, validation of the process in alternative production equipment, the Parties shall discuss such discretionary changes and any manufacturing issues identified by either Party in connection with implementing such change. In all cases, such discretionary changes shall be made in accordance with any change control procedures in the Quality Agreement to the extent applicable. The provisions of Sections 5.2.2 and 5.2.3 shall apply with respect to implementing any such discretionary change. Notwithstanding the foregoing, in all cases, the Product Specifications (including the Intermediate F Specification and the Unmicronized Product Specification) may be amended or supplemented from time to time by Purchaser upon written notice to Supplier in accordance with any change control procedures in the Quality Agreement. Unless otherwise agreed, all costs associated with Purchaser requested discretionary changes shall be the responsibility of Purchaser, and the Price shall be adjusted to reflect changes in Supplier’s actual cost to Produce the Product caused by such discretionary changes.
5.2.6Production at Facility. Supplier may not relocate Production of Product from the Facility without Purchaser’s prior written consent (in its sole discretion, not to be unreasonably withheld). Any such relocation of the Production of Product shall comply with the Applicable Law (including cGMPs) and shall be made in accordance with Sections 5.2.2 and 5.2.3, and the Quality Agreement, to the extent applicable. Without limiting the foregoing, in the event that Supplier desires to relocate the Production of Product (including Intermediate F and/or Unmicronized Product), the Parties shall discuss any amendments to this Agreement as reasonably requested by Purchaser or Supplier (as the case may be), including but not limited to (i) the Delivery terms, (ii) provisions related to transfer of title, in each case, to take into account the relocation of such activities, and (iii) the procedures to be followed to secure any Regulatory Approvals required by in connection with such relocation. Supplier shall be responsible for Supplier’s costs of any relocation and any Product cost increase in connection with such relocation. For avoidance of doubt, Supplier shall not be responsible for any Purchaser incurred costs as a result of the relocation.
5.3Person in Facility. Purchaser may have a mutually agreed to number of representatives present during mutually agreed stages of the Production of Product for the purposes of observing and documenting Production of the Product. During such time, such representatives shall have access to those portions of the Facility where Product is Produced and to the activities being undertaken with respect to the Production of Product. Any Purchaser representatives who are present at the Facility shall comply with Supplier’s site regulations and rules and shall conduct themselves in a manner that minimizes disruptions of operations at the Facility or distractions to personnel performing such operations. Purchaser shall not be obligated to pay Supplier for such visits. For clarity, the Person(s) so appointed by Purchaser shall remain an employee(s)/representatives of Purchaser and there shall not be created any form of employer/employee relationship with Supplier.
5.4Samples. Upon Purchaser’s request, Supplier will provide to Purchaser, at no additional cost, samples of Product, Unmicronized Product and/or Intermediate F from a Purchaser-specified Batch in quantities and sizes reasonably requested by Purchaser, for inspection, testing and analysis. Supplier will ship such samples, at Purchaser’s cost, as requested by Purchaser to a Purchaser designated address. A sample schedule will be agreed in advance of the scheduled manufacturing campaign.
5.5Regulatory Applications for Final Product. As between the Parties, Purchaser (or its Affiliate or licensee) shall have the exclusive right to prepare and submit any and all regulatory applications and registrations regarding any Final Product. Any and all such regulatory applications and registrations regarding such Final Product will be owned solely by and held in the name of Purchaser (or its Affiliate or licensee, as applicable). Purchaser shall have the right to list Supplier as a manufacturer of the applicable Product on any regulatory applications or registrations regarding the Final Product to the extent required or appropriate under Applicable Law. Supplier shall have no rights in or to any such regulatory application or registration, or any approvals obtained thereon.
5.6Adverse Event Reporting. As between the Parties, it is understood and agreed that Purchaser shall have the sole right and responsibility for reporting any adverse events relating to the Product or Final Product to the applicable and appropriate Governmental Authorities or Regulatory Authorities. Supplier shall provide Purchaser all reasonable assistance in complying with such reporting requirements, at Purchaser’s expense. In the event that Final Product is subject to a recall, market withdrawal, or correction (collectively “Recall”), whether instituted at the request of a Governmental Authority or Regulatory Authority or voluntarily instituted by Purchaser, Purchaser shall be responsible for such Recall. Supplier shall cooperate with Purchaser in connection with such Recall as required by Purchaser, provide requested supportive documentation, and act in accordance with Applicable Law. Purchaser shall bear the cost of such Recall and Purchaser shall reimburse Supplier for reasonable out of pocket expenses incurred by Supplier in connection with such Recall; provided, that in the event a Product Recall is the result of a Product Warranty issue as to which Supplier is obligated to provide indemnification under Section 9.2, Supplier shall reimburse Purchaser for (a) all reasonable costs associated with the Recall of Final Product, including the Price for such Product and (b) all reasonable and documented expenses incurred in connection with such Recall, in each case subject to the limitation of liability provisions set forth in Section 10.2 of this Agreement.
5.7Regulatory Authority Inspection. Pursuant to the Quality Agreement, Supplier shall notify Purchaser in writing in the event that Supplier is notified of any proposed visit or inspection by any governmental authority, including, any Governmental Authority or Regulatory Authority or any environmental regulatory authority if such visit or inspection is related to Product. Purchaser shall have the right to be onsite during the visit or inspection, but shall not be allowed to participate in the inspection. Supplier shall promptly furnish Purchaser with copies of all reports, documents or correspondence with respect to any Governmental Authority or Regulatory Authority requests or inspections of the Facility related to the Production of the Product, including but not limited to any Form 483 or Establishment Inspection Report (EIR) relating to the Production of the Product. Supplier shall also provide Purchaser any proposed corrective actions, responses and other changes arising out of such review or inspection by such Governmental Authority or Regulatory Authority that is related to the Product. Purchaser shall have the right to review any corrective actions, responses and other changes before a formal submission to Governmental Authority or Regulatory Authority.
5.8Notification of Regulatory Authority Action. Pursuant to the Quality Agreement, each Party shall notify the other Party of any information such Party receives regarding any threatened or pending action by any Governmental Authority or Regulatory Authority that has the potential to impact Product supplied to Purchaser hereunder. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Governmental Authority or Regulatory Authority or take other action that it deems to be appropriate or required by Applicable Law.
5.9Notification of Out of Specification or Out of Trend. Pursuant to the Quality Agreement, Supplier shall notify the Purchaser of any Out of Specification or Out of Trend (upon stability testing) in accordance with the Quality Agreement. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.10Annual Product Reviews. Supplier will, at its cost, perform annual product reviews for the Product in accordance with 21 CFR Part 211.180(e) and the Quality Agreement. Purchaser shall have the right to review the Annual Product Review prior to finalization. Upon completion of reviews Supplier will provide a copy of such reviews to Purchaser as detailed in the Quality Agreement.
5.11Labelling. Supplier will comply with all specified labelling as to the Product and each component and container as required by Purchaser.
5.12Records. Pursuant to the Quality Agreement, Supplier shall retain all Records related to (a) the Production of Product, including Intermediate F and Unmicronized Product, for a period of not less than ten (20) years from the date of Production of each Batch of Product to which said records pertain (or such longer period as required by Applicable Law); and (b) the Production of Validation Batches (if any) until Product is no longer marketed (or such longer period as required by Applicable Law).

5.13Audit Rights. The Records shall be open to inspection and subject to audit, during normal working hours (but not more than once per every two (2) Calendar Years except in the case of emergency or for-cause (and for clarity, cause may include a Supply Interruption) in which case such once per every two (2) year limit shall not apply) by Purchaser or its authorized representative (a) as required by governmental authorities or (b) as may be desirable by Purchaser for any other valid business purpose related to verification of Supplier’s compliance with its obligations under this Agreement. For the purpose of such audits, inspections, examinations and evaluations, Purchaser or its authorized representative shall have access to such Records beginning on the Effective Date. In addition, Supplier shall provide adequate and appropriate workspace for Purchaser or its authorized representatives to conduct such audit. Purchaser and/or its authorized representative will be required to follow all rules, regulations and standard operating procedures of Supplier when on site. Purchaser or its authorized representative shall give Supplier at least sixty (60) days advanced written notice of an intent to audit (except in the case of emergency or for-cause). Supplier may require that any Person performing an audit on Purchaser’s behalf, including, but not limited to, an employee of Purchaser, execute a confidentiality agreement in a form reasonably acceptable to Supplier.
5.14Regulatory Matters. Supplier shall cooperate with Purchaser as reasonably requested and mutually agreed with respect to Regulatory Filings regarding the Product. Without limiting the foregoing, Supplier shall use reasonable efforts to address any questions or requests of Purchaser regarding the Batch Records, reports, analysis, and documentation generated in connection with the activities conducted by Supplier hereunder, which may be subject to an additional cost to Purchaser, depending on the extent of work required. Upon Purchaser’s request and at Purchaser’s cost, Supplier shall compile Records and other relevant documents reasonably requested by Purchaser regarding Product that may be necessary for preparing Regulatory Filings or communicating with Regulatory Authorities relating to the Product or the Final Product.
5.15Quality Agreement. The Parties shall enter into a Quality Agreement with respect to the Production of Product within three (3) months of the Effective Date, but in any event prior to the Production of Product for commercial purposes. Upon execution, such Quality Agreement shall be appended to this Agreement as Exhibit F.
Article 6INTELLECTUAL PROPERTY.
6.0    Background IP & Foreground IP. The Parties acknowledge that the Background IP of each of Purchaser and Supplier is and will remain the separate property of Purchaser or Supplier, as the case may be and are not affected by this Agreement. Except as expressly permitted under this Agreement, neither Party shall have any claims to or rights in or to such separate Background IP of the other Party.

6.1     Use of Supplier IP and/or Supplier Process Technology. To the extent any Supplier Background IP Supplier Process Technology or Supplier Foreground IP (collectively, “Supplier IP”) is embodied in or incorporated into the manufacturing process for the Product Produced by Supplier and delivered to Purchaser hereunder, Supplier hereby grants to Purchaser an irrevocable, perpetual, non-exclusive, fully paid-up, worldwide, transferable (in accordance with Section 15.8) license, including the right to sublicense, under such Supplier IP, for the purpose of using, selling, offering for sale, importing or otherwise exploiting the Product or Final Product.

For clarity, the Parties agree that Purchaser shall have no royalty or other downstream payment obligations to Supplier with respect to any Product manufactured and delivered by Supplier to Purchaser pursuant to this Agreement, whether or not Supplier IP is utilized for the Production of such Product.

Further, regardless of whether a Supplier IP License Agreement is ever fully- executed, Purchaser will at all times have the right, without any condition or obligation to Supplier, to manufacture any Product, Unmicronized Product or Intermediate F, or to have any Third Party manufacture Product, Unmicronized Product or Intermediate F on behalf of Purchaser, in each case without limitation, so long as no Supplier IP is used in connection with such manufacture.

6.2     Ownership of Foreground IP. All Purchaser Background IP, Purchaser Foreground IP and General Foreground IP will be the sole and exclusive property of Purchaser. Subject to Section 6.1, Supplier shall promptly and fully disclose to Purchaser in advance any Supplier Background IP or Supplier Foreground IP that is proposed for use in connection with the Product, and any such use shall be conditioned upon the express written consent of Purchaser’s General Counsel. Supplier hereby assigns to Purchaser all right, title and interest in and to all Purchaser Foreground IP and General Foreground IP. Supplier will, at Purchaser’s expense, perform any and all acts necessary to assist Purchaser in preparing and filing any patent applications and enforcing any patents covering Purchaser Foreground IP and General Foreground IP, or in otherwise perfecting its rights thereto. Supplier will, at Purchaser’s expense, execute all documents and perform all acts deemed reasonably necessary by Purchaser to evidence Purchaser’s ownership of the Purchaser Foreground IP and General Foreground IP. Supplier will retain ownership of any Supplier Background IP and all Supplier Foreground IP that, in each case, is embodied in the Product or the manufacturing process for the Product, subject to the terms of this Agreement. Notwithstanding the foregoing, Purchaser has the rights under such Supplier Background IP and Supplier Foreground IP in accordance with the terms of this Agreement, including Section 6.1 hereof.
6.3     Use of Foreground IP.
6.3.1.     Purchaser Background IP and Purchaser Foreground IP. Purchaser will grant to Supplier a worldwide, non-exclusive, revocable, non-transferable, sublicensable, royalty-free license to use the Purchaser Background IP and Purchaser Foreground IP, in each case, solely for the Production of Product or performance of Supplier’s other obligations required pursuant to this Agreement.
6.3.2.     General Foreground IP. Purchaser shall, and it hereby does, grant to Supplier a non-exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense, under the General Foreground IP to manufacture any substance that is a Non-Competing Substance. “Non-Competing Substances” shall mean any substance other than: (a) any Product; and (b) any substance, including but not limited to any active pharmaceutical ingredient or medicinal agent, that is being researched, developed or commercialized for the treatment of (i) non-alcoholic steatohepatitis (NASH) or non-alcoholic fatty liver disease (NAFLD) (each such active pharmaceutical ingredient or medicinal agent, a “Primary Competing Substance”) or (ii) any cardiovascular disease or metabolic disease other than a Primary Competing Substance (each such active pharmaceutical ingredient or medicinal agent, a “Secondary Competing Substance”). Neither Supplier nor any of its Affiliates shall use or apply any

General Foreground IP in the manufacture of any substance other than a Non-Competing Substance. Notwithstanding the foregoing, upon expiration of a period of two (2) years after expiration or termination of this Agreement, Supplier and its Affiliates may apply the Foreground IP in the manufacture of Secondary Competing Substances.

6.3.3.     Supplier Foreground IP. Use of Supplier Foreground Technology is addressed under Section 6.1.
6.4    Third Party Cloud Storage Services. Supplier may utilize Third Party cloud storage providers or other Third Party hosted service providers (“CSP”) in relation to the Production of Product hereunder, provided that Supplier shall notify Purchaser of the proposed CSP and establish a written relationship with CSP with terms and conditions consistent with the terms and conditions of this Agreement as related to the Production hereunder. Supplier shall, at all times, remain liable for the performance of the CSP.
6.5     Work at Third Party Facilities. Except as otherwise permitted under this Agreement, Supplier will not use any Third Party facilities or intellectual property in the Production of Product without Purchaser's prior written consent.
6.6    Representatives. The obligations of this Article 6 shall apply to Supplier's agents, employees, representatives, subcontractors, and Affiliates involved in the Production of Product to be performed hereunder.

Article 7CONFIDENTIALITY.
7.1Definition of Confidential Information.
7.1.1For purposes of this Agreement, “Confidential Information” of a Party shall mean all non-public or proprietary information or materials disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Affiliate, whether disclosed orally or in writing or other tangible medium, including information relating to the matters which are the subject of this Agreement including any and all copies, replication or embodiments thereof. All Purchaser Background IP, Purchaser Foreground IP and General Foreground IP, whether disclosed by Purchaser or its Affiliates to Supplier or its Affiliates or developed under this Agreement, shall be the Confidential Information of Purchaser and not of Supplier, with Purchaser considered the Disclosing Party and Supplier considered the Receiving Party. All Supplier IP, whether disclosed by Supplier or its Affiliates to Purchaser or its Affiliates, owned by Supplier prior to the Effective Date, or developed under this Agreement shall be the Confidential Information of Supplier, and not of Purchaser, with Supplier considered the Disclosing Party and Purchaser considered the Receiving Party. All Batch Records shall be the Confidential Information of Purchaser and not of Supplier, with Purchaser considered the Disclosing Party and Supplier considered the Receiving Party; provided that any Supplier Background IP incorporated in such Batch Records shall remain Supplier Confidential Information and not Purchaser Confidential Information. The terms of this Agreement shall be deemed the Confidential Information of both Parties with each Party being considered the Receiving Party.

7.1.2Confidential Information shall not include and the confidentiality obligations hereunder shall not apply to information of the Disclosing Party which:
7.1.2.1is now, or hereafter becomes, generally available to the public through no fault of the Receiving Party, or its Affiliate, or any entity that obtained such information or materials from the Disclosing Party;
7.1.2.2the Receiving Party or its Affiliate already possesses, as evidenced by its written records, prior to receipt thereof from the Disclosing Party;
7.1.2.3is obtained without restriction from a Third Party that had the legal right to disclose the same to the Receiving Party or its Affiliate; or
7.1.2.4has been independently developed by the Receiving Party or its Affiliate without the aid, application or use of any Confidential Information of the Disclosing Party, as demonstrated by competent written records.
7.2Obligations of Confidentiality. During the Term of this Agreement and for a period ending ten (10) years after termination of this Agreement, each Receiving Party shall: (a) keep in confidence Confidential Information of the Disclosing Party; (b) not use such Confidential Information for any purpose except as permitted by this Agreement; and (c) not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants or agents who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Section 7.2 and to whom such disclosure is necessary in connection with such Receiving Party’s activities as contemplated in this Agreement. Each Receiving Party shall ensure that such Party’s Affiliates, sublicensees, prospective sublicensees, employees, consultants and agents comply with these obligations. Each Receiving Party shall notify the Disclosing Party promptly on discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. Each Receiving Party shall be responsible to the Disclosing Party for any breach of this Article 7 by any Person to whom such Receiving Party is permitted to disclose the Disclosing Party’s Confidential Information in accordance with Section 7.3 or Section 7.4.
7.3Permitted Disclosure. Notwithstanding the provisions of Section 7.2, a Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that Receiving Party provides the Disclosing Party with prior written notice of such disclosure (if not prohibited by law) in order to permit the Disclosing Party to seek a protective order or other confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (b) otherwise required by Applicable Law; provided, that Receiving Party provides the Disclosing Party with prior written notice of such disclosure (if not prohibited by law) in order to permit the Disclosing Party to seek a protective order or confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required by Applicable Law to be disclosed; (c) made by the Receiving Party to a Regulatory Authority, as required to obtain or maintain Regulatory Approvals; provided that reasonable efforts shall be used to ensure confidential treatment of such

Confidential Information; (d) made by the Receiving Party to a Third Party as may be necessary or useful in connection with the commercialization of Final Product (including the manufacture of Final Product); provided the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (e) made by Receiving Party to a U.S. or foreign tax authority to the extent legally required by Applicable Law to be disclosed; (f) made by Receiving Party to its representatives or to Third Parties in connection with sublicensing or financing activities of the Receiving Party; provided that the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; or (g) made in accordance with Section 7.4. For the avoidance of doubt, either Party may disclose the terms of this Agreement in the course of legal proceedings to enforce the same in accordance with Article 14.
7.4Public Announcements. No public announcement or disclosure may be made by either Party with respect to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the provisions of this Section 7.4 will not prohibit (a) any disclosure required by any applicable legal requirement, including any legal requirement or listing standard of any exchange or quotation system on which the disclosing Party’s securities are listed or traded or to be listed or traded (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures under Rule 24b-2 of the Securities Exchange Act of 1934, as amended), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (c) any disclosure made by Purchaser or Supplier to their respective employees, collaborators, licensors, licensees, contract research organizations, business partners, investors, potential investors, lenders and potential lenders provided the Person receiving the disclosure has undertaken a confidentiality obligation to Purchaser or Supplier, as applicable, substantially similar to the confidentiality obligations the Parties have undertaken to each other under this Agreement, or (d) any disclosure made pursuant to a press release in a form mutually agreed to by the Parties (or any other subsequent disclosure containing substantially similar information).
7.5Return of Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party shall, upon written request, within thirty (30) days, either return or destroy and certify as to such destruction) all Confidential Information of the Disclosing Party, including any copies thereof, except for a single copy thereof, which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement and any electronic back-up copies generated automatically for disaster recovery and business continuity purposes that cannot be deleted without undue effort and to which access is limited. Any retained copies are subject to the nondisclosure and nonuse provisions of this Agreement for the duration set forth in Section 7.2.
Article 8REPRESENTATION & WARRANTIES.
8.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
8.1.1Due Authorization. Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.1.2Enforcement of Obligations. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.
8.1.3No Conflict. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party.
8.1.4Grant of Rights. To its knowledge, it has the right to grant the license granted to the other Party hereunder and to provide the Confidential Information provided to the other Party hereunder.
8.1.5No Further Approval. It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the commercialization of the Products as contemplated hereunder).
8.2Warranties of Supplier. Supplier hereby represents and warrants to Purchaser that all Product delivered pursuant to this Agreement: (a) will, at the time of Delivery, conform to the applicable Product Specifications; (b) will have been Produced in compliance with cGMP and in accordance with the Production Process described in the relevant Master Batch Record; and (c) will not at the time of Delivery (1) be adulterated within the meaning of Section 501 of the FDCA; or (2) be an article that may not, under the provisions of Sections 404 or 505 of the FDCA, be introduced into stream of commerce by Supplier (the preceding clauses (a), (b) and (c) are collectively referred to as the “Product Warranty”). For the avoidance of doubt, it is understood and agreed that in the event and to the extent that Product at the time of delivery fails to meet the representation and warranty set forth in either clause (c)(1) or clause (c)(2) and such failure is due to the Product Specifications and/or the Production execution according to the Master Batch Record then Supplier shall not be in breach of such clause (c)(1) or clause (c)(2) warranties. Except for the Product Warranty, SUPPLIER MAKES NO WARRANTY WITH RESPECT TO THE PRODUCT. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE PRODUCT AND SUPPLIER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. PURCHASER SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF SUPPLIER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND WHETHER ARISING BY OPERATION OF LAW OR CUSTOM, SHALL APPLY.
8.3Warranties of Purchaser. Purchaser hereby represents and warrants to Supplier, (a) at the time of delivery to Supplier, Purchaser Supplied Intermediate F will, (i) meet all specifications, (ii) have been produced in accordance with Applicable Laws, (iii) be free from defects, (iv) will have been produced in compliance with cGMP and (v) shall not be (1) be adulterated within the meaning of

Section 501 of the FDCA; or (2) be an article that may not, under the provisions of Sections 404 or 505 of the FDCA, be introduced into stream of commerce by Purchaser; and (b) to its reasonable knowledge, the Product and the Final Product, as well as the Purchaser Background IP and Purchaser Confidential Information (including for the avoidance of doubt the process for the manufacture of Product) and their use by Supplier in accordance with this Agreement, do not infringe on any Third Party U.S. or foreign patent, trademark, copyright or other intellectual property right. Purchaser makes no representations and warranties as to any infringement that is attributable to use by Supplier of any proprietary manufacturing process of Supplier.
8.4Use of Supplier IP. Supplier represents and warrants to Purchaser that to its reasonable knowledge, use by Supplier of Supplier IP for the Production of the Product in accordance with this Agreement do not infringe on any Third Party U.S. or foreign patent or other intellectual property right.
8.5Excluded Entities. Supplier represents and warrants that, as of the date of this Agreement, neither it, nor to Supplier’s knowledge, its Subcontractors has been in Violation. Supplier shall notify Purchaser in writing immediately if any Violation occurs or comes to its attention at any time during the Term. Supplier agrees that no officers, directors employees, or Subcontractors who are in Violation will perform any service, function or capacity related to the Manufacturing of Product. Purchaser shall have the right, in its sole discretion, to terminate this Agreement in the event of any such Violation.
8.6Encumbrances. Supplier represents, warrants and covenants that it will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Product to be Delivered under this Agreement, and all Product supplied to Purchaser shall be free and clear of all pledges, liens, restrictions, claims, charges, security interests and/or other encumbrances at the time of Delivery.
8.7Disclaimer of Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. NO OTHER WARRANTY OR LIABILITY, EXPRESS OR IMPLIED, AND WHETHER ARISING BY OPERATION OF LAW OR CUSTOM, SHALL APPLY.
8.8Export Compliance. The rights and obligations of the Parties under this Agreement will be subject in all respects to Applicable Law, including applicable export regulations of the United States. Without in any way limiting the provisions of this Agreement, neither Party will export, re-export, or trans-ship, directly or indirectly, to any country, any of the technical data disclosed to it by the other Party hereto without any required government authorization under applicable export control laws. Each Party agrees to notify the other Party prior to disclosing or transferring any technical data or other material controlled under the International Traffic in Arms Regulations or the U.S. Export Administration Regulations for reasons other than anti-terrorism controls, and agrees to provide the applicable U.S. Munitions List category or Export Control Classification Number for any such controlled technical data or other material.
Article 9INDEMNIFICATION.
9.1Purchaser’s Indemnity Obligation. Subject to Section 9.3, Purchaser shall defend, indemnify, and hold harmless Supplier (including its directors, officers, employees, Affiliates and agents) from and against any liabilities, judgments, damages, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) resulting from any Third Party actions, claims, suits, proceedings, demands, or allegations (collectively, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) any product liability, or personal injury claims arising out of or in connection with or as a result of the development, manufacture, handling, storing, use, promotion, distribution or sale by Purchaser or its Affiliate, sublicensee or customer of Product or Final Products containing Product supplied by Supplier under this Agreement or claims by customer concerning alleged defects or misrepresentation in respect of the Product or Final Product; (b) Purchaser's breach of any of its representations, warranties, covenants or obligations under this Agreement; (c) the negligence or willful misconduct or omission of Purchaser or any of its officers, directors, agents, representatives, employees, or subcontractors; (d) any Claim that the Production, use, sale, distribution and promotion, or other disposition of Product or Final Products incorporating the Product, infringes Third Party intellectual property rights; or (e) the failure by Purchaser to comply with Applicable Law relating to Purchaser Supplied Intermediate F, the Product or Final Product, except with respect to each of subsections (a), (b), (c), (d) or (e) above, to the extent such Losses are caused by any activities set forth in Section 9.2 for which Supplier is obligated to indemnify Purchaser under Section 9.2 [Supplier’s Indemnity Obligation] or, in the case of Section 9.1(d), to the extent resulting from or caused by Supplier’s use of any proprietary manufacturing process of Supplier.
9.2Supplier’s Indemnity Obligation. Subject to Section 9.3 and Section 10.2, Supplier shall defend, indemnify and hold harmless Purchaser (including its directors, officers, employees and agents) from and against any Losses resulting from any Third Party Claims to the extent such Losses arise directly or indirectly out of: (a) the negligence or willful misconduct or omission of Supplier or its officers, directors, agents, representatives, employees, or subcontractors; (b) Supplier’s breach of any of its representations, warranties, covenants or obligations under this Agreement; (c) any product liability or personal injury claims arising out of or in connection with or as a result of the use of the Product, provided that such product liability or personal injury claims are due to the Product failing to meet the Product Warranty set forth in Section 8.2; (d) Supplier’s use of any proprietary manufacturing process of Supplier, except with respect to each of subsections (a), (b), (c), or (d) above, to the extent such Losses are caused by any activities set forth in Section 9.1for which Purchaser is obligated to indemnify Supplier under Section 9.1 [Purchaser’s Indemnity Obligation].
9.3Notification of Claims; Conditions to Indemnification Obligations.
9.3.1As a condition to a Party’s right to receive indemnification under this Article 9 [Indemnification], such Party must comply with this Section 9.3. Promptly after a Party seeking indemnification under this Agreement (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 9.1 or 9.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent the delay or lack of notice prejudices the defense of the Claim.
9.3.2Upon receipt of notice under this Section 9.3 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel selected by the Indemnifying Party (reasonably satisfactory to Indemnitee) such

Claim. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 9 and of its intention either to compromise or defend such Claim. In the meantime, the Indemnitee may take any action that it deems appropriate to protect its interests or those of the Indemnifying Party, provided it is not prejudicial to the Indemnifying Party. Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable out of pocket Third Party expenses related to its investigation and cooperation, except as otherwise provided in the next sentence. As to all Claims as to which the Indemnifying Party has assumed control under this Section 9.3.2, the Indemnitee shall have the right to employ separate counsel and to participate in, but not control, the defense of a Claim at its own expense; provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such Claim, the Indemnifying Party shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim.
9.3.3The Indemnitee shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.
9.3.4If an Indemnifying Party assumes the defense of a Claim no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld or delayed). The Indemnifying Party shall have no liability under this under this Article 9 [Indemnification] with respect to claims or suits settled or compromised without its prior written consent.
9.3.5If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee shall have the right (but no duty) to defend or settle such Claim on such terms as it deems appropriate with the Indemnifying Party’s written consent (such consent not to be unreasonably withheld or delayed or conditioned). The Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 9. It is understood that only Purchaser and Supplier may claim indemnification under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity under this Agreement.
Article 10LIABILITY.
10.1Consequential Damages Exclusion. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, SUCH AS LOSS OF BUSINESS, LOSS OF PROFITS, RECALL COSTS, DEPLETION OF GOODWILL, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, nothing in this Section 10.1 is intended to exclude or limit a Party’s liability for fraud, fraudulent misrepresentation, willful misconduct and/or gross negligence, breaches of confidentiality obligations in Article 7 [Confidentiality] and/or any matter for which it would be illegal for either Party to exclude or attempt to exclude its liability, or restrict the indemnification rights or obligations of either Party under Article 9 [Indemnification].
10.2Supplier’s Limitation of Liability. WITH THE EXCEPTION OF CLAIMS PURSUANT TO ARTICLE 7 [CONFIDENTIALITY], SUPPLIER’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS (INCLUDING SUPPLIER’S LIABILITY FOR INDEMNIFICATION PURSUANT TO SECTION 9.2) SHALL NOT EXCEED: (A) FOR ANY CLAIM, [***] TIMES THE VALUE OF THE PURCHASER ORDER WHICH FORM THE BASIS OF PURCHASER’S CLAIMS OR (B) FOR EACH CALENDAR YEAR OF THE AGREEMENT, US [***], (C) DURING THE TERM OF THIS AGREEMENT, IN THE AGGREGATE US [***]. THE FOREGOING LIMITATION OF LIABILITY SHALL INCLUDE ANY AND ALL CLAIMS WITH RESPECT TO PRODUCT RECALL.
Article 11INSURANCE.
11.1Minimum Coverages. Each Party will procure and maintain, at its own expense, for the duration of the Agreement, and for five (5) years thereafter if written on a claims made or occurrence reported form, the following types of insurance specified below with carriers rated A- VII or better with A. M. Best in the following minimum coverage amounts:
11.1.1Workers' Compensation in accordance with applicable statutory requirements;
11.1.2Employer's Liability with a limit of liability in an amount of not less than $500,000; and
11.1.3Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $5,000,000 per occurrence and $10,000,000 in the aggregate.
11.1.4Products and completed operations liability insurance with a per-occurrence limit of not less than $15,000,000 and $25,000,000 in aggregate.
11.2Evidence of Insurance. Upon request, each Party shall furnish to the other certificates of insurance evidencing the insurance coverages as required in this Article 11 [Insurance]. For clarity, the foregoing insurance requirements shall not in any way limit a Party’s liability with respect to its indemnification or other obligations under this Agreement.
11.3Endorsements. Supplier shall be an additional insured with respect to Commercial General Liability. The waiver of subrogation clause and additional insured wording must be stated explicitly on the face of the certificate of insurance.
Article 12TERMINATION.
12.1Termination for Cause. Either Party which is not in material breach of this Agreement (the “Non-Breaching Party”) may terminate this Agreement if the other Party (the “Breaching Party”) breaches a material obligation under this Agreement, and such material breach has not been cured within sixty (60) days after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”). The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 12.1 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach and notified the Non-Breaching Party thereof prior to the expiration of such Cure Period, or, if such material breach is not reasonably susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if, and for so long as, the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, delayed or conditioned), and the Breaching Party commits to and timely carries out such plan as provided to the Non-Breaching Party.
12.2Remedies for Termination for Cause.
12.2.1If Supplier terminates this Agreement for cause due to an uncured breach by Purchaser, then:
12.2.1.1Supplier will take reasonable measures to cease any ongoing production of Product and to limit further expenses associated with such ongoing production of Product;
12.2.1.2Purchaser shall purchase from Supplier any and all (a) non-cancelable or non-returnable Raw Materials (including any Safety Stock) at Supplier’s actual cost for such Raw Materials, (b) Product intermediates Produced by Supplier in accordance with the terms and conditions of this Agreement at a price equal to the amount determined in accordance with Exhibit E [clause B), clause C), and clause D) for Route 5 Product, and clause A) and clause B) for Route 6 Product], as applicable for which Purchaser has not already made payment in accordance with Exhibit E, and (c) inventories of the Product Produced at a price equal to the amount determined in accordance with Exhibit E [clause E) for Route 5 Product, and clause C) for Route 6 Product] and stored in accordance with the terms and conditions of this Agreement at the purchase Price then in effect;
12.2.1.3Purchaser shall reimburse Supplier for (i) any and all costs associated with the fulfillment or cancellation of outstanding orders or deliveries for Raw Materials or other services in support of the Production of Product or Production activities hereunder prior to the effective date of the termination and (ii) any costs associated with jet micronization done by [***] or another mutually agreed upon Third Party micronizer; and
12.2.1.4Supplier will use Commercially Reasonable Efforts to reallocate available capacity at the Supplier Facility in order to mitigate its expenses for performing its obligations under this Agreement, and Supplier shall not replenish any Safety Stock then being held for Purchaser.
12.2.2If Purchaser terminates this Agreement for cause due to an uncured breach by Supplier, then, Purchaser shall be obligated to (i) pay for all volumes of Intermediate F, Unmicronized Product, Product delivered, and (ii) any costs (e.g., Raw Materials and work in progress not yet to an invoiceable milestone) either realized by Supplier or for which Supplier has committed to pay for in order for Supplier to fulfill the Binding Forecast. Purchaser shall (in its discretion) either: (1) keep any or all outstanding Purchase Orders in place (on a Purchase Order-by-Purchase Order basis as determined by Purchaser), in which case Supplier shall Produce and Deliver, in accordance with this Agreement, all quantities of Product ordered pursuant to such Purchase Orders (regardless of whether the Delivery Date for such Product is before or after such termination) and Purchaser shall pay the Price with respect to such Product which meet the representations, warranties and covenants set forth in this Agreement; or (2) cancel any or all outstanding Purchase Orders (on a Purchase Order-by-Purchase Order basis as determined by Purchaser), and with respect to any such cancelled Purchase Orders, Purchaser shall have no further liability with respect thereto other than as set forth under Section 12.2.2(i)-(ii).
12.3No Termination for Convenience; Termination by Mutual Agreement; Termination upon Force Majeure. Neither Party shall have the right to terminate this Agreement for convenience. The Parties may terminate this Agreement at any time upon mutual written agreement between the Parties. Either Party may terminate this Agreement in the event of a Force Majeure Event that delays performance by the other Party (i.e., the affected Party) and lasts for more than one hundred twenty (120) days with written notice to the affected Party.
12.4Intentionally Omitted.
12.5Termination for Bankruptcy. This Agreement may be terminated by written notice given by a Party upon the occurrence of any of the following with respect the other Party: (a) such other Party becomes insolvent, or ceases to be actively engaged in business or (b) voluntary or involuntary proceedings by or against such other Party are instituted under the U.S. Bankruptcy Code or state insolvency proceeding, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (c) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for corporate reorganization or the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (d) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.
12.6Termination by Purchaser. Purchaser shall have the right to terminate this Agreement in its entirety at any time after the Effective Date if: (a) the FDA does not approve the NDA for the Final Product for the initial indication by December 30, 2026, or other permit or license relating to Purchaser selling the final Product in the Territory, or any such approval, permit or license is deactivated, by the FDA or other Governmental Authority; or (b) if any required license, permit or certificate of Supplier related to the Facility required for the Production of Product is not approved or not issued, or is deactivated or withdrawn, by any Governmental Authority or Regulatory Authority, and (a) and (b) are not cured within one-hundred twenty (120) days from Supplier’s receipt of notification from any Governmental Authority or Regulatory Authority.
12.7Consequences of Termination other than for Cause.
12.7.1In the event that this Agreement is terminated by Purchaser in accordance with Section 12.5 (Bankruptcy) or Section 12.6(b) (Termination by Purchaser), Purchaser shall (in its discretion) either: (i) keep any or all outstanding Purchase Orders in place (on a Purchase Order-by-Purchase Order basis as determined by Purchaser), in which case Supplier shall Produce and Deliver, in accordance with this Agreement, all quantities of Product ordered pursuant to such Purchase Orders (regardless of whether the Delivery Date for such Product is before or after such termination) and Purchaser shall pay the Price with respect to such Product which meet the representations, warranties and covenants set forth in this Agreement; or (ii) cancel any or all outstanding Purchase Orders (on a Purchase Order-by-Purchase Order basis as determined by Purchaser), and with respect to any such cancelled Purchase Orders, Purchaser shall have no further liability with respect thereto other than to (1) pay for all volumes of Intermediate F, Unmicronized Product, and Product existing at the time of termination, and (2) any costs (e.g., Raw Materials and work in progress not yet to an invoiceable milestone) either realized by Supplier or for which Supplier has committed to pay in order to fulfill the Binding Forecast that are non-cancellable and not returnable to the applicable Third Party to fulfill the Binding Forecast.
12.7.2In the event that this Agreement is terminated by Purchaser pursuant to Section 12.6(a), Purchaser shall purchase: (i) the quantity of Unmicronized Product and Product existing as of the time of such termination, and work in progress under outstanding Purchase Orders shall continue to the next invoiceable milestone (if any) (provided that all such Unmicronized Product or Product meets the representations, warranties and covenants set forth in this Agreement), and in connection therewith, Supplier shall Deliver all such quantities of Safety Stock in accordance with this Agreement, and Purchaser shall pay the applicable Price with respect to such Product and (ii) the quantity of Intermediate F in the possession of Supplier or in transit to Supplier, and in connection therewith Supplier shall Deliver all such quantities of Intermediate F to Purchaser, and Purchaser shall pay the Supplier the price of such Intermediate F. Notwithstanding the foregoing or anything to the contrary contained herein, from and after the delivery of any notice of termination pursuant to this Agreement, Supplier shall not replenish (or otherwise add any additional quantities of Product to) any Safety Stock then being held for Purchaser.
12.7.3Upon expiration or termination of this Agreement, Purchaser and Supplier shall use Commercially Reasonable Efforts to timely settle all outstanding invoices and other monies owed to the other pursuant to this Agreement. The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration, including, but not limited to, Purchaser’s reimbursement to Supplier for any work in progress and Raw Materials and other costs specifically to conduct the Services hereunder that Supplier cannot reasonably utilize in other projects. Subject to the foregoing, expiration or termination of this Agreement shall relieve and release the Parties from any liabilities and obligations under this Agreement, other than those specifically set forth in this Section 12.7 and those that survive termination in accordance with Section 12.8.
12.8Survival. Termination or expiration of this Agreement shall not (i) affect any other rights of either Party which may have accrued up to the date of such termination or expiration or (ii) relieve Purchaser of its obligation to pay to Supplier any sums due in respect of Product delivered prior to termination or expiration, including but not limited to any raw materials purchased and/or work in progress pursuant to a Purchase Order accepted by Supplier pursuant to this Agreement, subject to its rights under Section 3.11.3.3 [Remedy for Purchaser's Rejection]. The provisions of

Article 1, Article 6, Article 7, Article 9, Article 10, Article 11, Section 12.2, Section 12.4, Section 12.7, Section 12.8, Article 14, and Article 15 shall survive the termination or expiration of this Agreement.
Article 13FORCE MAJEURE.
13.1Event of Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental acts or regulation, fire, flood, explosion, labor difficulties (including strikes or lockouts), civil disorder, epidemics, pandemics, wars (declared or undeclared). hostilities, revolutions, riots, national emergency, terrorist acts, embargos or any acts of God (each, a “Force Majeure Event”) .
13.2Effect of Force Majeure. If a Force Majeure Event occurs, the affected Party shall notify the other Party in writing as soon as practicable of the occurrence of said Force Majeure Event, the nature of and expected duration of the Force Majeure Event, and the effect the Force Majeure Event will have on such Party’s performance of this Agreement. The affected Party will be excused from performing its obligations hereunder on a day-for-day basis during the Force Majeure Event and the affected Party shall not be liable to the other Party for damages by reason of any delay or suspension of performance resulting from the Force Majeure Event, provided the affected Party uses its good faith efforts to cure the excused breach. In the event of a Force Majeure Event that lasts for more than one hundred twenty (120) days in any twelve month period, the Party that is not the affected Party shall have the right upon written notice to terminate this Agreement in accordance with Section 12.3.
Article 14GOVERNING LAW AND DISPUTES.
14.1Disputes. The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Purchaser and Supplier. Should the Parties be unable to resolve the Dispute through negotiations within thirty (30) days of notice of the Dispute, and do not agree to extend the time to resolve such Dispute, then either Party may submit the Dispute to arbitration in accordance with Section 14.2. During the pendency of any dispute resolution proceeding between the Parties under this Section 14.1, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 14.1, shall be tolled until the final outcome of such Dispute has been established. Any undisputed payment obligations (including undisputed portions of a payment obligation that is subject to a proceeding under this Section 14.1) shall not be tolled during such dispute.
14.2Arbitration. Any Dispute that is not resolved by the Parties in accordance with Section 14.1 except a Dispute that concerns (i) the validity or infringement of a patent, trademark or copyright, or (ii) any antitrust, anti-monopoly law or regulation, whether or not statutory, shall be resolved by binding arbitration under the then-prevailing Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (the “Rules”) by three (3) independent, neutral and experienced arbitrators appointed in accordance with the said Rules (each such arbitration, an “Arbitration”). Each Party shall select one arbitrator within fifteen (15) days of one Party notifying the other Party that it is exercising its rights under this Section 14.2, and the two (2) selected arbitrators shall select the third neutral arbitrator within ten (10) days of the second arbitrators selection. If the two (2) arbitrators fail to select a third arbitrator on or before the tenth (10th) day after the second arbitrator was selected, either Party is entitled to request the New York office of the American Arbitration Association to appoint the third neutral arbitrator in accordance with the Rules. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to equitable and injunctive relief, whether provisional or final in nature, and any such equitable or injunctive measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from seeking any provisional or preliminary equitable relief (including, but not limited to, preliminary injunctions, attachments or other such orders in aid of Arbitration) from any state or Federal courts located in the City of New York, County of New York, and any such application to a New York court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. In the event that either Party seeks provisional/preliminary relief in the New York courts in accordance with the preceding sentence, each of the Parties hereby (a) agrees that the New York courts shall exclusive jurisdiction to grant such judicial relief and (b) waives any claim or defense that the jurisdiction or venue of the New York courts is improper. Each Arbitration will be conducted in English and all foreign language documents shall be submitted in the original language. The arbitrators in any Arbitration shall enforce and not modify the terms of this Agreement. Based on the materials submitted, the arbitrators shall determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take). The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within ninety (90) days of the dispute being referred for arbitration. The arbitrators shall have no authority to award punitive damages or other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement. The award of the arbitrators shall be in writing and shall be final and binding upon the Parties. Should any Party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrators may nevertheless render a decision in the absence of such Party and such decision shall have the same force and effect as if the absent Party had been present, whether or not it shall be adverse to the interests of such Party. Arbitration is to be conducted in the City of New York, County of New York. Each Party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment pursuant to arbitration, and such award, order or judgment shall be final and may be entered and enforced in any court of competent jurisdiction. Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of any Arbitration, and all other costs and expenses of any Arbitration, including the administrative and arbitrator fees and expenses, shall be borne equally by the Parties. The arbitrators shall not be authorized to award a Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and the fees and costs of the arbitrators.
14.3Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of laws principles that would result in the application of the laws of any other jurisdiction (“Governing Law”). The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

14.4Limitations Period. Any claim concerning the amounts invoiced to Purchaser, quality, except for Latent Defects as described below, or quantity of Product supplied and purchased hereunder, shall be subject to a limitation period of [***] months from the date of Acceptance of Product. For the avoidance of doubt, this time limitation does not apply to claims subject to Article 9 or claims concerning a quality matter (including but not limited to claims concerning a Latent Defect).
Article 15ADDITIONAL TERMS AND CONDITIONS.
15.1Notice. All notices, consents, claims, demands or other communications given under this Agreement shall only be sufficient if in writing and sent (1) by electronic mail, effective upon written acknowledgment of receipt, by an email sent to the email address for the sender stated in this Section 15.1 or by a notice delivered by another method in accordance with this Section 15.1, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 15.1; or (2) by a nationally recognized overnight courier service which provides a delivery receipt, effective one (1) Business Day after having been delivered to such nationally recognized overnight courier for overnight delivery (with delivery tracking provided, signature required and delivery prepaid). Notices shall be sent to the Parties at the address set forth below or at such other address designated by either Party in writing in accordance with this Section 15.1.

Address for notices to Purchaser: Madrigal Pharmaceuticals, Inc. Four Tower Bridge 200 Barr Harbor Drive, Suite 200 Conshohocken, PA 19428 Attention: Tom Pokorny Email: tpokorny@madrigalpharma.com	with a copy to (which shall not constitute legal notice ): Madrigal Pharmaceuticals, Inc. Four Tower Bridge 200 Barr Harbor Drive, Suite 200 Conshohocken, PA 19428 Attention: General Counsel
Address for notices to Supplier: Evonik Corporation 2 Turner Place Piscataway, NJ 08854 Attention: Vice President, Drug Substance Email: [***]	with a copy to (which shall not constitute legal notice ): Evonik Corporation 2 Turner Place Piscataway, NJ 08854 Attention: General Counsel
15.2Independent Parties. It is expressly agreed that Supplier, on the one hand, and Purchaser, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes. Neither Supplier nor Purchaser shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be at the expense of such Party.
15.3Use of Name. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing); and each Party hereto agrees not to use any designation of the other Party in any promotional activity associated with this Agreement without the express written approval of the other Party.

15.4Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.
15.5Waiver; Remedies. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Governing Law or otherwise available except as expressly set forth herein.
15.6Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. The Parties hereby agree that the MSA shall continue in full force and effect for additional SOWs (as defined therein), as necessary, and this Agreement shall have no impact upon the terms and conditions of the MSA, nor shall the terms and conditions of the MSA have any impact upon the terms and conditions of this Agreement.
15.7Amendment. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.
15.8Assignment. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, not to be unreasonably withheld, except that either Party may, without the other Party’s consent, assign this Agreement in connection with a merger or acquisition or the sale of all or substantially all of such Party’s assets related to the Product or the Final Product (as applicable) or the portion of a Party’s business responsible for performance of this Agreement, provided that (a) such assignee or other transferee agrees in writing to be bound by the terms and conditions of this Agreement as of the effective date of such transaction, and (b) the assigning Party remains liable to the other Party for compliance with this Agreement prior to the effective date of such transaction. In the event of a valid assignment, this Agreement shall be binding on the successors and permitted assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.8 shall be null and void and of no legal effect.
15.9English Language. The English language version of this Agreement shall be controlling on both Parties, and all matters relating to interpretation or enforcement of this Agreement shall be in English. All information, documents, reports, notices and communications to be provided by one Party to the other Party hereunder shall be provided in the English language.
15.10Electronic Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof. The Parties acknowledge and agree that the electronic signature of the Agreement through the www.docusign.com website or any other similar certified website by both parties shall confer full force and effect to the

Agreement. If this Agreement is entered into by electronic signature by all Parties, each Party shall receive a fully electronically signed version as an electronic file (pdf format), each recognized as an original and the Agreement shall become effective at the agreed upon Effective Date. Each counterpart will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures will be treated as original signatures.
15.11No Third Party Beneficiaries. It is the explicit intention of the Parties that no Person, other than the named Parties or their successors or permitted assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement, as a third party beneficiary or otherwise.
15.12Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.
The Parties hereto have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

Madrigal Pharmaceuticals, Inc.		Evonik Corporation
By:	/s/ Bill Sibold	By: /s/ Daniel Fricker
Name:	Bill Sibold	Name: Daniel Fricker
Title:	CEO	Title: VP Product Line Drug Substance

EXHIBIT A DEFINITIONS
“Acceptance” has the meaning set forth in Section 3.11.1.
“Affiliate” shall mean with respect to a Party, any person, corporation, company, partnership or other entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.
“Agreement” has the meaning set forth in the introductory paragraph.
“Applicable Law” shall mean the applicable provisions of any national, regional, state and local laws, treaties, statutes, rules, regulations, guidance, or ordinances of or from any Governmental Authority or Regulatory Authority in the Territory that are applicable to a Party and its activities performed pursuant to this Agreement, including without limitation FDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.
“Arbitration” has the meaning set forth in Section 14.2.
“Background Intellectual Property (IP)” of a Party means any and all (1) proprietary information, know-how and expertise including, without limitation, inventions (whether or not patented or patentable), trade secrets, methods, improvements, specifications, processes, manufacturing processes, manufacturing equipment, formulations, procedures, instructions, technology and any other technical information which may take any form, whether written, electronic, oral, usual or otherwise; (2) patent applications, patents and other intellectual property rights; (3) proprietary material, including without limitation, samples of products and models; and (4) proprietary software and other creation being subject to copyrights; which, in each case, such Party (i) owns or Controls prior to the Effective Date, (ii) thereafter independently develops outside the scope of this Agreement, and without referring to any Confidential Information of the other Party, or (iii) thereafter acquires from a Third Party without breach of any confidentiality obligation.

“Batch” means the Product, Unmicronized Product or Intermediate F, as applicable, that results from a single run, which includes Production and approved rework/reprocess of the applicable Production process for Product, Unmicronized Product, or Intermediate F, as applicable, inclusive of testing.
“Batch Record” shall mean with respect to a particular production run conducted by Supplier for Producing one Batch of Product, Unmicronized Product or Intermediate F, as applicable, the completed batch records, in the form of the Master Batch Record (defined herein), containing all the relevant manufacturing details and information for such production run, including any deviations. The Batch Record is more fully defined in the Quality Agreement.
“Binding Forecast” has the meaning set forth in Section 3.7.1.
“Breaching Party” has the meaning set forth in Section 12.1.

“Business Day” means a day other than Saturday, Sunday or national holiday in the U.S.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
“Calendar Year” means the twelve-month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2024; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.
“[***]” shall mean [***] with a place of business at [***].
“Certificate of Analysis” means a certificate in writing for each Batch of Product, that provides full analytical results of the Batch of Product and certifies (a) the conformity of the Batch of Product to the Specifications and (b) that Manufacturing and release records of such Batch of Product were reviewed by Supplier and Manufacturing and release of such Batch of Product is in accordance with all applicable cGMP requirements.
“Claim” has the meaning set forth in Section 9.1.
“Commercially Reasonable Efforts” means with respect to the efforts to be expended, or considerations to be undertaken, by a Party with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances. The term “Commercially Reasonable” shall have correlative meaning.
“Confidential Information” has the meaning set forth in Section 7.1.1.
“Continuous Improvement Program” has the meaning set forth in Section 4.5.
“Control” or “Controlled” means, with respect to any information, intellectual property right or Regulatory Filing, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, rights, title, possession, a license or a sublicense, as applicable, to such intellectual property right or Regulatory Filing without violating the terms of any Third Party agreement, court order, or other arrangement or legal obligation.
“CSP” has the meaning set forth in Section 6.4.
“Cure Period” has the meaning set forth in Section 12.1.
“Current Good Manufacturing Practice" or “cGMP” means all then-current applicable laws, regulations and recognized good manufacturing practices that apply to the manufacture of any therapeutically active material that provides pharmacological activity in a pharmaceutical product, and govern the standards of manufacture of any product intended for human use, including, as applicable to drug substance manufacturing: (i) the United States regulations set forth under 21 CFR parts 210 and 211, as well as applicable guidance published by the FDA; and (ii) the EU good manufacturing practices set forth in the European Community directives 2003/94/EC 2001/83/EC as amended by 2004/27/EC, all relevant implementations of such directives and all relevant principles and guidelines including ICH

Tripartite Guidance Q7 and Volume 4 of the Rules Governing Medicinal Products in the European Union: Medicinal Products for Human and Veterinary Use; in each case as may be modified or supplemented during the Term or the equivalent laws and regulations applicable to the United Kingdom, Australia, Japan, Brazil and Canada.
“Delivery” or “Deliver” or “Delivered” means Supplier’s delivery of Product pursuant to a given Purchase Order in accordance with Section 3.9.3.
“Delivery Date” means the date by which Purchaser shall take Delivery of Product as set forth in a Purchase Order that has been accepted by Evonik in accordance with Section 3.7.4.
“Disclosing Party” has the meaning set forth in Section 7.1.1.
“Dispute” has the meaning set forth in Section 14.1.
“Effective Date” has the meaning set forth in the introductory paragraph.
“Equipment” means all equipment and machinery used to (or otherwise necessary for), directly or indirectly, Production of Product.
“Excess Volume” has the meaning set forth in Section 3.6.
“FDA” means the United States Food and Drug Administration, or any successor thereto, having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, drug delivery systems, and devices in the United States of America.
“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §301 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.
“Final Product” has the meaning set forth in the Recitals.
“Force Majeure Event” has the meaning set forth in Section 13.1.
“Foreground IP” means all results, improvements, developments, inventions, discoveries, methods, techniques, materials, processes, equipment and other know-how, whether patentable or not, as well as documents, software and other material being subject to copyrights, that, in each case, are made, discovered, developed, generated or created in the course and as a result of the activities under this Agreement.
“General Foreground IP” means all Foreground IP that is not Purchaser Foreground IP and is not Supplier Foreground IP and (a) relates to active pharmaceutical ingredient manufacturing generally (and not specific to Product or the Product Specifications); (b) can be applied independent of and that is not unique or specific to Purchaser Background IP or Purchaser Foreground IP; (c) does not utilize or rely upon any Purchaser Background IP, (d) does not utilize or rely upon any Supplier Background IP or Supplier Process Technology; and (e) is developed in the performance of the activities under this Agreement. Supplier shall promptly disclose in advance to Purchaser any proposed claim concerning, the existence of, and all details concerning, Supplier Foreground IP, Purchaser Foreground IP and General Foreground IP hereunder.

“Governmental Authority” or “Regulatory Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body which are relevant to the manufacturing of the Product or in granting approvals and/or exercising authority with respect to the Product or Final Product, including in the U.S., the FDA; in the European Union, the European Medicines Agency, and in any other jurisdiction any Governmental Authority or Regulatory Authority having substantially the same function as those enumerated above.
“Governing Law” has the meaning set forth in Section 14.2.
“Indemnifying Party” has the meaning set forth in Section 9.3.1.
“Indemnitee” has the meaning set forth in Section 9.3.1.
“Initial Term” has the meaning set forth in Section 2.1.
“Inspection Period” has the meaning set forth in Section 3.11.1.
“Intermediate F” shall mean MGL-100106.
“Intermediate F Quality Documents” has the meaning set forth in Section 3.10.1.
“Intermediate F Specification” has the meaning set forth in Section 3.1.
“Invention” shall mean any creation, discovery and invention (whether or not patentable) conceived, created, developed or reduced to practice by Supplier in connection with its performance of the contractual obligations hereunder.
“Latent Defect” means any deficiency that is not readily determinable upon a reasonable inspection of the Product (based on physical inspection, identity test and review of the Certificate of Analysis).
“Losses” has the meaning set forth in Section 9.1.
“Master Batch Record” shall have the meaning set forth in the Quality Agreement.
“Maximum Volume” has the meaning set forth in Section 3.6.
“MSA” has the meaning set forth in the Recitals.
“NDA” means a New Drug Application (as defined in the FDCA), including all supplements, amendments, variations, extensions and renewals thereof.
“Non-Breaching Party” has the meaning set forth in Section 12.1.
“Non-Competing Substances” has the meaning set forth in Section 6.3.2.
“Party(ies)” has the meaning set forth in the introductory paragraph.
“Pass Through Amount” has the meaning set forth in Exhibit D.
“Pass Through Price” has the meaning set forth in Exhibit D.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust,

incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
“Price” has the meaning set forth in Section 4.1.
“Primary Competing Substance” has the meaning set forth in Section 6.3.2.
“Product” shall have the meaning set forth in the recitals, and as further described in Exhibit B Product Specification of this Agreement. For clarity, Product shall mean micronized Product after completion of milling by [***] or another Third Party micronizer mutually agreed upon.
“Product Specifications” has the meaning set forth in Section 3.1.
“Product Warranty” has the meaning set forth in Section 8.2.
“Production” or “Produce” means the synthesis, manufacturing, purification, packaging, testing and release of the Product by Supplier to Purchaser, including, as applicable, receipt (including testing) and storage of Raw Materials including Purchaser Supplied Intermediate F (if applicable), production, visual inspection, packaging, labeling, handling, warehousing, quality control testing (including in-process, release and stability testing), release, as applicable, and also including such activities as may be specified in the Master Batch Record for the Product.
“Project Manager” has the meaning set forth in Section 3.3.
“Purchase Order” has the meaning set forth in Section 3.7.3.
“Purchaser” has the meaning set forth in the introductory paragraph.
“Purchaser Background IP” includes all Background IP of Purchaser relating to the Product, Product Specifications, Intermediate F, and/or all Purchaser proprietary expertise for developing, formulating, manufacturing, filling, improving, processing, packaging, analyzing and testing of various chemical products, including but not limited to chemical manufacturing processes and equipment.
“Purchaser Foreground IP” means Foreground IP that (1) relates directly to Purchaser Background IP, and (except as resulting from the operation of the last sentence of the Supplier Foreground IP definition) does not use, incorporate or rely on Supplier Background IP, Supplier Foreground IP or Supplier Process Technology, and (2) Foreground IP resulting from the operation of the last sentence of the Supplier Foreground IP definition.

“Purchaser’s Minimum Take or Pay Obligation” has the meaning set forth in Section 3.5.
“Purchaser Supplied Intermediate F” has the meaning set forth in Section 3.15.
“Quality Agreement” means the Quality Agreement between Purchaser and Supplier relating to the manufacture of Product (whether executed by the Parties prior to, concurrently with, or after entry into this Agreement), as the same may be amended or modified from time to time by agreement of the Parties. The Quality Agreement describes the relationship of the Parties and the responsibilities of each Party regarding quality systems practices and activities concerning the manufacture of the Product. However, this Agreement will expressly and exclusively govern all provisions regarding the purchase and sale of all Product between the parties and all terms, obligations, responsibility, and liability regarding same. The aforementioned Quality Agreement will only provide guidelines with regard to the quality of the Product and each Party’s responsibilities regarding quality systems practices and activities concerning the Product.
“Raw Material” shall mean the chemicals, compounds, water, solvents, reagents and other materials and supplies, including disposable manufacturing materials and labeling and packaging materials, used in Producing the Product.
“Recall” has the meaning set forth in Section 5.6.
“Receiving Party” has the meaning set forth in Section 7.1.1.
“Records” means Supplier’s (or its Affiliate’s or Subcontractor’s, as applicable) records related to the performance of this Agreement, which shall include Manufacturing documents, Batch Records, test results, reports, and any other cGMP relevant documentation related to the performance of this Agreement.
“Reference Price” has the meaning set forth in Exhibit D.
“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any Governmental Authority or Regulatory Authority, that are necessary for the commercialization of the Product or the Final Product in the Territory.
“Regulatory Filing(s)” means all applications, filings, dossiers and the like submitted to a Regulatory Authority in the Territory for the purpose of obtaining a Regulatory Approval from such Regulatory Authority. means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal.
“Renewal Term” has the meaning set forth in Section 2.2.
“Replenishment Period” has the meaning set forth in Section 3.14.
“Route 5” means Production of the Product via Intermediate F made using Grignard chemistry.
“Route 6” means Production of the Product using Purchaser Supplied Intermediate F.
“Rules” has the meaning set forth in Section 14.2.
“Safety Stock” has the meaning set forth in Section 3.14.
“Safety Stock Material(s)” has the meaning set forth in Section 3.14 and Exhibit G.
“Secondary Competing Substance” has the meaning set forth in Section 6.3.2.
“Semi-Binding Forecast” has the meaning set forth in Section 3.7.1.
“Shortage of Supply” has the meaning set forth in Section 3.8.
“Shortfall Payment” has the meaning set forth in Section 3.5.
“Supplier” has the meaning set forth in the introductory paragraph.

“Supplier Background IP” means all Background IP of Supplier relating to Supplier Process Technology.
“Supplier Facility” shall mean the specific premises of Supplier located at 1600 Lilly Road, Tippecanoe, Indiana 47909.
“Supplier Foreground IP” means Foreground IP meeting all of the following requirements (i) such Foreground IP relates directly to the Supplier Background IP, (ii) such Foreground IP does not use, incorporate or rely on Purchaser Background IP or Purchaser Foreground IP; and (iii) prior to initiating the development of such Foreground IP, Supplier has (A) delivered written notice to Purchaser describing in detail the Foreground IP that Supplier proposes to develop and (B) obtained Purchaser’s prior written consent to the development of such Foreground IP. For clarity, if Supplier does not satisfy clause (iii) of the preceding sentence prior to the development of specific Foreground IP that Supplier believes could otherwise satisfy the requirements of clauses (i) and (ii) of the preceding sentence, then any such Foreground IP that Supplier develops shall not be considered “Supplier Foreground IP” for purposes of this Agreement and shall instead be deemed to constitute “Purchaser Foreground IP”; provided, however, that, in such event, Purchaser shall, and it hereby does, grant to Supplier a non-exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense, under such deemed Purchaser Foreground IP to make, have made, use, sell, have sold, offer for sale and import any substance other than a Primary Competing Substance.
“Supplier IP” has the meaning set forth in Section 6.1.
“Supplier IP License Agreement” has the meaning set forth in Section 6.1.
“Supplier Process Technology” means any and all proprietary information including know-how, expertise, trade secrets, whether or not patented or patentable, relating to Supplier’s expertise and capabilities for developing, formulating, manufacturing, filling, improving, processing, packaging, analyzing and testing of various chemical products, including but not limited to chemical manufacturing processes and equipment, but in all cases shall not include Purchaser Background IP. Supplier shall not disclose Supplier Process Technology to Purchaser during the Term of this Agreement without the advance written consent of Purchaser’s General Counsel. To the extent that Purchaser’s General Counsel gives his advance written consent to the disclosure by Supplier to Purchaser of any particular Supplier Process Technology, any such Supplier Process Technology shall be subject to the terms and conditions of this Agreement.
“Term” has the meaning set forth in Section 2.2.
“Territory” means the following countries and/or jurisdictions, where Purchaser intends to market the Final Product: the United States of America, the member countries of the European Union, the United Kingdom, Australia, Canada, Brazil and Japan, and any other country that the Parties agree in writing to add to this definition of Territory in an amendment to this Agreement, with the agreed understanding between the Parties that certain countries, currently unknown to Supplier, may have laws and regulations, in which regulatory support and compliance by Evonik will require from Purchaser additional expense and/or extended timelines. The Parties further agree that any Regulatory Filings outside the US, EU, United Kingdom, Australia, Japan, Brazil and Canada shall be discussed in good faith and subject to mutual agreement. For clarity, the Territory shall not include countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

“Third Party” shall mean any Person other than Purchaser or Supplier, or an Affiliate of either of them.
“Unmicronized Product” shall mean unmicronized Resmetirom (MGL-3196).
“Unmicronized Product Quality Documents” has the meaning set forth in Section 3.10.2.
“Unmicronized Product Specification” has the meaning set forth in Section 3.1.
“Usage Factor” has the meaning set forth in Exhibit D.
“Violation” means: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/index.asp) on said website or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.sam.gov); or (c) listed by any U.S. Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/).
“Waste” means any waste material, pollutant, contaminant, toxin, carcinogen, biohazard, radioactive or hazardous gaseous, liquid or solid material of any kind or any other waste that may or could pose a hazard to the environment or human health or safety, including any routine process waste or any by-product, arising from Manufacture of Product, including petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutants”, “regulated substances”, “solid wastes”, or “contaminants” or words of similar import under Applicable Law.